Exhibit 2.1

Execution Version

[CONFIDENTIAL]

EQUITY PURCHASE AGREEMENT

dated as of May 31, 2023

by and among

Constellation Energy Generation, LLC,

as Buyer

and

Texas Genco GP, LLC,

Texas Genco LP, LLC,

together, Seller

i

(continued)

(continued)

(continued)

(continued)

Schedules

Schedule 1.1(a)	Seller Knowledge Parties
Schedule 1.1(b)	Uri Litigation
Schedule 1.1	Purchase Price Adjustments
Schedule 3.3	No Conflicts
Schedule 3.4	Encumbrances
Schedule 3.4(c)	Seller’s Interests
Schedule 3.6	Company Compliance with Law; Proceedings
Schedule 3.7(a)	Company Compliance with Permits
Schedule 3.7(b)	Company Permits
Schedule 3.8	Tax Matters
Schedule 3.9(a)	Company Material Contracts
Schedule 3.9(b)	Compliance with Company Material Contracts
Schedule 3.10	Company Consents and Approvals
Schedule 3.12(a)	Properties
Schedule 3.12(b)	Permitted Liens
Schedule 3.12(c)	Condition of Assets
Schedule 3.12(d)	Deferred Maintenance
Schedule 3.13	Company Insurance Policies
Schedule 3.14(a)(i)	Company Environmental Permits
Schedule 3.14(a)	Compliance with Environmental Permits
Schedule 3.15(a)	Company Compliance with Nuclear Laws
Schedule 3.15(b)	Company NRC Licenses
Schedule 3.15(c)	Company NRC Correspondence
Schedule 3.16(a)	Decommissioning Trust
Schedule 3.16(e)	Decommissioning Trust – Assessments or Waivers
Schedule 3.16(f)	Decommissioning Trust – Schedule of Ruling Amounts
Schedule 3.17(a)	Financial Statements
Schedule 3.17(c)	No Undisclosed Liabilities
Schedule 4.1	STPNOC Compliance with Law; Proceedings
Schedule 4.2	STPNOC Permits
Schedule 4.3(a)	STPNOC Environmental Permits

v

(continued)

Page

Schedule 4.3(c)	Material Environmental Documents

Schedule 4.4	NRC Consents and Approvals
Schedule 4.4(a)	STPNOC Compliance with Nuclear Laws
Schedule 4.4(a)(i)	STPNOC NRC Licenses
Schedule 4.4(b)	STPNOC NRC Correspondence
Schedule 4.5(a)(i)	STPNOC Audited Financial Statements
Schedule 4.5(a)(ii)	STPNOC Unaudited Financial Statements
Schedule 4.5(b)	STPNOC Financial Statements – GAAP Exceptions
Schedule 4.6(a)	STPNOC Material Contracts
Schedule 4.6(b)	Compliance with STPNOC Material Contracts
Schedule 4.7(a)	Collective Bargaining Agreements
Schedule 4.7(b)	Labor Proceedings
Schedule 4.8(a)	STPNOC Benefit Plans
Schedule 4.8(a)(i)	STPNOC Benefit Plans Compliance Matters
Schedule 4.8(b)	STPNOC Benefit Plan Funding Information
Schedule 4.8(c)	Welfare Benefits
Schedule 4.9(a)	Information Security Program Incidents
Schedule 4.10	STPNOC Insurance Policies
Schedule 5.4	Buyer Consents and Approvals
Schedule 5.8	Buyer Proceedings
Schedule 6.2(e)	Third Party Consents
Schedule 6.4(a)	Exceptions to Interim Period Covenants
Schedule 6.6(a)(iii)	Excluded Contracts
Schedule 6.6(a)(vi)	Excluded Insurance Policies
Schedule 6.7(a)	Intercompany Transactions
Schedule 6.7(b)	Affiliate Contracts
Schedule 6.7(c)	Company Guarantees

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement, dated as of May 31, 2023 (this “Agreement”) is made by and among Constellation Energy Generation, LLC, a Pennsylvania limited liability company (“Buyer”), Texas Genco GP, LLC a Texas limited liability company (“Texas Genco GP”), Texas Genco LP, LLC, a Delaware limited liability company (“Texas Genco LP”, and together with Texas Genco GP, the “Seller”).

RECITALS

A.       Texas Genco GP owns a one percent (1%) general partnership interest (the “GP Interest”), and Texas Genco LP owns a ninety-nine percent (99%) limited partnership interest (the “LP Interest”, and together with the GP Interest, the “Equity”) in and to NRG South Texas, LP, a Texas limited partnership (the “Company”).

B.       The Company owns a forty four percent (44%) interest in and to the nuclear power generating facility in Matagorda County, Texas, known as the South Texas Project Nuclear Generating Station, as further described in the Participation Agreement (as defined below) (the “Facility”).

C.       Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, subject to the terms and conditions of this Agreement, all of the Equity.

NOW THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1     Definitions. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“Acquisition Proposal” has the meaning set forth in Section 6.18.

“Adverse Consequences” means all actual losses, damages, dues, penalties, fines, sanctions, costs (including court costs and investigative and remedial costs), amounts paid in settlement, Liabilities, obligations, Taxes, Liens, fees and expenses (including interest, court costs and reasonable costs, fees and expenses of attorneys, accountants and other agents or representatives).

“Advisors” has the meaning set forth in Section 13.8(d).

“Affiliate” means, with respect to any Person, any other Person in control or under control of, or under common control with, such Person. For purposes of the foregoing, “control,” with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company includes direct or indirect ownership of more than fifty percent (50%) of the voting securities in such corporation or of the voting interest in such partnership or limited liability company.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocation” has the meaning set forth in Section 2.1(c).

“ANI” means American Nuclear Insurers.

“Atomic Energy Act” means the Atomic Energy Act of 1954.

“Auditors” has the meaning set forth in Section 2.2(b).

“Austin” means the City of Austin.

“Balance Sheet Date” has the meaning set forth in Section 3.17(a)(ii).

“Basket Amount” has the meaning set forth in Section 12.5(c).

“Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other benefit plan, program, policy, arrangement or agreement, including any pension, retirement, profit-sharing, bonus, compensation, incentive, stock option, equity or equity-based compensation, deferred compensation, stock purchase, severance, retention, change of control, unemployment benefits, sick leave, vacation pay, paid time off, disability, hospitalization, health, medical, life insurance, fringe benefit, tax gross-up, tuition reimbursement, flexible spending account or scholarship, employment, consulting, or similar plan, program, policy, arrangement or agreement.

“Budget” means the STPNOC budget with respect to 2023, a copy of which was provided to the Buyer prior to the date hereof on page 14 of file “5.1.1 2023-2028 STPNOC Business Plan_FINAL APPROVED.pdf” in the Virtual Data Room.

“Burdensome Condition” means any requirement of or imposed by any Governmental Entity (a) for the sale, license, holding separate or other disposition of (x) any nuclear assets, properties or businesses of Buyer or any of its Affiliates or after the Closing, the Company or the Facility, or (y) Constellation Texas II Power, LLC, or any of its Subsidiaries or (b) that has a material adverse effect on the financial condition or results of operations of Buyer and its significant Affiliates, taken as a whole.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in Houston, Texas are authorized or required by Law or executive order to be closed.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Sections 5.1, 5.2, 5.3(a) and 5.5.

“Buyer Indemnified Parties” has the meaning set forth in Section 12.1(a).

“Buyer Indemnified Taxes” means (a) any Taxes (i) of the Company or any of its Subsidiaries for any Post-Closing Tax Period (allocated in respect of a Straddle Period in accordance with Section 7.1), (ii) of the Qualified Decommissioning Fund for any Post-Closing Tax Period (allocated in respect of a Straddle Period in accordance with Section 7.1); (ii) arising out of or resulting from any breach of any covenant or agreement of Buyer contained in this Agreement; or (iii) for which Buyer is responsible under Section 7.7; and (b) any reasonable out-of-pocket costs and expenses, including reasonable legal fees and expenses attributable to any item described in clause (a); provided, however, that “Buyer Indemnified Taxes” shall not include any Seller Indemnified Taxes.

“Buyer Material Adverse Effect” shall mean any circumstance, change, event, occurrence or effect which would individually or in the aggregate prevent or materially and adversely impede the ability of Buyer to consummate the Contemplated Transactions.

“Buyer’s Required Regulatory Approvals” means, collectively, the declarations, filings and registrations with, notices to, and authorizations, consents and approvals of all Governmental Entities necessary for Buyer to execute and deliver this Agreement and the Related Agreements, as applicable, and for Buyer to consummate the Contemplated Transactions and listed on Schedule 5.4.

“Byproduct Material” means any radioactive material (except Special Nuclear Material) yielded in, or made radioactive by, exposure to the radiation incident to the process of producing or utilizing Special Nuclear Material.

“Cap” has the meaning set forth in Section 12.5(c).

“Casualty Loss” has the meaning set forth in Section 6.17.

“Casualty Notice” has the meaning set forth in Section 6.17.

“Closing” has the meaning set forth in Section 10.1.

“Closing Date” has the meaning set forth in Section 10.1.

“Closing Effective Time” means 11:59 p.m. local time in Houston, Texas on the Closing Date.

“Closing Statement” has the meaning set forth in Section 2.2(b).

“Code” means the Internal Revenue Code of 1986.

“Combined Tax Return” has the meaning set forth in Section 7.2(a).

“Company” has the meaning set forth in the Recitals.

“Company Balance Sheet” has the meaning set forth in Section 3.17(a)(ii).

“Company Financial Statements” has the meaning set forth in Section 3.17(a)(ii).

“Company Guarantees” has the meaning set forth in Section 6.7(c).

“Company Insurance Policies” has the meaning set forth in Section 3.13.

“Company Material Contracts” means each Contract to which the Company is a party or by which any of its assets is bound, including all Real Property Agreements, Standard Spent Fuel Disposal Contract, the Decommissioning Trust Agreements, the Participation Agreement, the Operating Agreement and the Amended Agreement for Master Qualified Scheduling Entity Services, effective as of May 19, 2005, by and among San Antonio, Austin, the Company and the QSE (as successor in interest to Texas Genco II, LP), provided, however, that Company Material Contract shall not include (i) any Contract entered into by STPNOC as agent for the Company, unless the Company has separately entered into such Contract on its own behalf, (ii) any Contract related to indebtedness for borrowed money from which the equity in the Company and its assets shall be released at or prior to the Closing and (iii) any Contract between the Company and its Affiliates which shall be terminated prior to Closing.

“Company Permits” has the meaning set forth in Section 3.7.

“Company Year-End Financial Statements” has the meaning set forth in Section 3.17(a)(i).

“Confidentiality Agreement” has the meaning set forth in Section 6.1.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Related Agreements.

“Contract” means a written contract, agreement, note, bond, mortgage, indenture, instrument or other written agreement with any Person.

“Controlling Party” means (a) in the case of any Tax Proceeding of or with respect to the Company for any Pre-Closing Tax Period, Seller, (b) in the case of any Tax Proceeding of or with respect to the Company for any Straddle Period, (i) Seller, if Seller and its Affiliates are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding, or (ii) Buyer, if Buyer and its Affiliates are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding and (c) in the case of any Tax Proceeding of or with respect to the Company for any Post-Closing Tax Period, Buyer.

“Decommissioning” means the process required to remove the Facility from service and to restore the Site in accordance with all applicable Laws and Governmental Orders, including any PUCT Orders, applicable to retirement of a nuclear power plant, as well as any planning, obtaining required approvals from Governmental Entities, and administrative activities incidental thereto, including (a) the retirement, dismantlement, removal and decontamination of the Facility in whole or in part, and any storage, reduction or removal, whether before or after termination of the NRC Licenses for the Facility, of Nuclear Materials at the Site; (b) all activities necessary to comply with all applicable Nuclear Laws, Environmental Laws and Governmental Orders applicable to retirement, dismantlement and removal, and decontamination of a nuclear power plant and the reduction or removal of radioactivity, contaminants or waste, including the applicable requirements of the Atomic Energy Act, the NRC’s rules, regulations, orders and pronouncements thereunder, the NRC Licenses, any related license termination plan, all applicable requirements of Texas Laws applicable to retirement of a nuclear power plant, and other Laws and Governmental Orders applicable to retirement thereto; (c) spent fuel management and the removal of all Spent Nuclear Fuel and High Level Waste from the ISFSI and the Site and (d) final restoration of the Site after termination of its use for power generation (or as otherwise permitted for continued use prior to the Site’s final restoration by applicable Laws).

“Decommissioning Trust Agreements” means the NRG South Texas LP Fifth Amended and Restated Decommissioning Master Trust Agreement for the South Texas Project, dated October 7, 2013, for the Company’s thirty and eight tenths percent (30.8%) interests previously owned by Houston Lighting & Power Company, and the NRG South Texas LP Third Amended and Restated Decommissioning Agreement No. 2 for the South Texas Project dated October 7, 2013, for the Company thirteen and two tenths percent (13.2%) interests previously owned by AEP Texas Central Company, each by and between the NRG South Texas LP, as grantor, and The Bank of New York Mellon, as trustee.

“Department of Energy” means the United States Department of Energy.

“Energy Reorganization Act” means the Energy Reorganization Act of 1974.

“Enforceability Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar Laws in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a Proceeding in equity or at law).

“Environmental Clean-up Site” means any location which is listed or formally proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Act Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any Proceeding or investigation which has been disclosed in writing to the Company or STPNOC for any alleged violation of any Environmental Law, or at which there has been a Release, or, to the Knowledge of Seller, a threatened Release, of a Hazardous Substance, in either case in violation of Environmental Laws.

“Environmental Laws” means all Laws regarding pollution, or protection of occupational health or safety (only to the extent it relates to exposure to Hazardous Substances), dam safety, natural resources, plant and animal life or the environment (including ambient air, surface water, ground water, drinking water supply, land surface or subsurface strata or any other natural resource), including Laws regarding Releases or threatened Releases of Hazardous Substances or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, disposal or handling of Hazardous Substances. Notwithstanding the foregoing, “Environmental Laws” do not include Nuclear Laws.

“Environmental Permit” means any federal, state or local permits, licenses, approvals, consents, registrations, exemptions or authorizations required or issued by any Governmental Entity under or in connection with any Environmental Law, including any and all orders, consent orders or binding agreements issued or entered into by a Governmental Entity under any applicable Environmental Law.

“Environmental Protection Agency” means the United States Environmental Protection Agency or any successor agency thereto.

“Equity” has the meaning set forth in the Recitals.

“ERCOT” means the Electric Reliability Council of Texas.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to a Person, any trade or business (whether or not incorporated) which together with such Person would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Estimated Purchase Price” has the meaning set forth in Section 2.2(a).

“Excluded Assets” has the meaning set forth in Section 6.6(a).

“Excluded Contracts” has the meaning set forth in Section 6.6(a)(iii).

“Excluded Records” means (i) all corporate, financial, Tax, human resources and legal data and records that relate to the business(es) generally of Seller or its Affiliates (whether or not relating to the Company, other than those records pertaining primarily to the Company); (ii) any data, software and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other Contract with a Person other than Affiliates of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable; (iii) any data or records that are subject to an attorney-client privilege which privilege is held by any Person other than the Company; and (iv) any data and records relating primarily to the other Excluded Assets. Notwithstanding the foregoing, “Excluded Records” shall not include any records constituting or describing the design or licensing basis of the Facility, governing or describing the operation of the Facility, or constituting records required to be maintained by NRC Licenses, orders or regulations.

“Facility” has the meaning set forth in the Recitals.

“Facility Data” means all confidential data, information and data compilations contained in the IT Systems or any databases of the Facility, including personal data, that are used by, or necessary to the business of, the Facility.

“Final Purchase Price” has the meaning set forth in Section 2.2(b).

“Governmental Entity” means any federal, state, local, county, municipal, provincial, foreign or other governmental or quasi-governmental authority or regulatory body, court, tribunal, arbitrating body, governmental department, commission, board, body, self-regulating authority, bureau or agency, as well as any other instrumentality or entity designated to act for or on behalf of any of the foregoing.

“Governmental Order” means any judgment, decision, consent decree, injunction, ruling, writ or order of any Governmental Entity (in each case, whether preliminary or final).

“GP Interest” has the meaning set forth in the Recitals.

“Greater Than Class C Waste” means Low Level Waste that under 10 C.F.R. § 61.55 is not generally acceptable for near surface disposal.

“Hazardous Substance” means any substance, material, product, derivative, compound, mixture, mineral, chemical, waste, medical waste or gas (excluding natural gas), listed, regulated or defined under any applicable Environmental Law or included within the definition of a “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic chemical,” “toxic substance,” “hazardous chemical,” “extremely hazardous substance,” “pollutant,” “contaminant” or any other words of similar meaning within the context used under any applicable Environmental Law, including petroleum and petroleum products, asbestos or asbestos-containing material, per- and polyfluoroalkyl substances, polychlorinated biphenyls, flammables and explosives; excluding, however, any Nuclear Material which is regulated by Nuclear Laws.

“High Level Waste” means (a) irradiated nuclear reactor fuel, (b) liquid wastes resulting from the operation of the first cycle solvent extraction system, or its equivalent, and the concentrated wastes from subsequent extraction cycles, or equivalent, in a facility for reprocessing irradiated reactor fuel, (c) solids into which such liquid wastes have been converted, or (d) any other material containing radioactive nuclides in concentrations or quantities that exceed NRC requirements for classification as Low Level Waste or that the NRC has determined by rule requires permanent isolation.

“High Level Waste Repository” means a facility which is designed, constructed and operated by or on behalf of the Department of Energy for the storage and disposal of Spent Nuclear Fuel and High Level Waste in accordance with the requirements set forth in the Nuclear Waste Policy Act or subsequent legislation.

“HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976.

“Income Tax” means any federal, state, local or foreign Tax measured by or imposed on net income, including any interest, penalty or addition thereto, whether disputed or not.

“Indebtedness” of any Person means, without duplication, (i) any Liability of that Person, whether or not contingent, (A) for borrowed money (B) evidenced by surety bonds, letters of credit, bankers’ acceptances and similar instruments, other than trade payables in the ordinary course, (C) evidenced by notes, bonds, debentures or similar instruments (D) any accrued and unpaid interest on, fees owed, any prepayment premiums or penalties or similar charges with respect to the Liabilities described in this clause (i); or (ii) any Liability of others of the type described in the preceding clause (i) in respect of which such Person has a Liability by means of a guaranty or which is secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.

“Indemnified Party” has the meaning set forth in Section 12.2(a).

“Indemnifying Party” has the meaning set forth in Section 12.2(a).

“Information Security Program” means a written information security program of STPNOC that complies with Privacy and Security Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Facility Data, and that is consistent with industry standards and frameworks applicable to the nuclear power sector.

“IRS” means the United States Internal Revenue Service.

“ISFSI” shall mean the independent spent fuel storage installation located at the Facility.

“IT Systems” mean the hardware, software, databases, data communication equipment, websites and internet-related technology infrastructure, and other information technology and data communications equipment, owned or leased by, licensed to STPNOC, or used to Process Facility Data.

“Knowledge” or words to such effect mean, with respect to Seller or the Company, (a) with respect to any representation or warranty set forth in Article III, the knowledge, after due inquiry, of the individuals listed on, Part I of Schedule 1.1(a) and, (b) with respect to any representation or warranty set forth in Article IV, the knowledge of the individuals listed on Part I of Schedule 1.1(a) after due inquiry consultation with the individuals set forth on Part II of Schedule 1.1(a).

“Law” means any applicable constitutional provision, statute, ordinance or other law, rule, regulation or interpretation of any Governmental Entity and any decree, injunction, stay, judgment, order, ruling, decision, assessment or writ, and all Governmental Orders.

“Liabilities” means any liability, damage, penalty, fine, cost, loss or expense, including all costs and expenses related thereto.

“Liens” means any liens, mortgages, charges, security interests, options, pledges, claims, reservations, equitable interests, easements, subleases, conditional sale or other title retention agreements, rights of first refusal, hypothecations, servitudes, rights of way or other encumbrances of any kind.

“Low Level Waste” means radioactive material that (a) is not classified as Spent Nuclear Fuel or High Level Waste and (b) the NRC, consistent with existing Law and in accordance with clause (a), classifies as low-level radioactive waste.

“LP Interest” has the meaning set forth in the Recitals.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“Marked Materials” has the meaning set forth in Section 6.9.

“material” or “materially” means, unless otherwise specified, when used with respect to Seller, material to Seller taken as a whole, when used with respect to the Company, material to the Company taken as a whole, when used with respect to STPNOC, material to STPNOC taken as a whole, and when used with respect to Buyer, material to Buyer taken as a whole.

“Material Adverse Effect” means any change, event or development that has or would be reasonably expected to have a material adverse effect on (a) the financial condition, assets, Liabilities (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), condition (financial or otherwise) or operations of Seller, the Company or the Facility or (b) the ability of Seller to consummate the Contemplated Transactions; provided, however, that no change, event or development, directly or indirectly, arising out of or resulting from or relating to the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred: (i) the economy or capital or financial markets, securities markets, insurance markets or commodities markets, including changes in interest or exchange rates, price levels or trading volumes or fluctuations in currencies, (ii) legal, regulatory, political, economic or business conditions or changes in, or enactment of, or interpretation of any Law or U.S. GAAP, including any change or development resulting from the action or inaction of a Governmental Entity, (iii) the pendency of, negotiation, execution, announcement, performance of or consummation of the Contemplated Transactions, (iv) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway, including cyber or similar events, (v) any acts of God, earthquakes, hurricanes, tornadoes or other natural disasters or weather-related events, (vi) changes generally affecting the industries in which the Company or Facility operates, including, the electric industry, the nuclear power industry or nuclear generating facilities or their operations or operators, (vii) any change or development that is cured (including by the payment of money) before the earlier of the Closing or the termination of this Agreement, (viii) any strike, work stoppage, lockout or other labor disturbance, (ix) any pandemic, epidemic or disease, including any such event affecting any country or region in which the Company conducts business, including the COVID-19 pandemic, and mutations thereof or any worsening of such conditions (x) any actions taken or requirements imposed by any Governmental Entity with respect to the Required Regulatory Approvals, and (xi) Buyer’s replacement of the Support Agreements or provision of such other financial assurance allowing NRC consent to the cancellation of the Support Agreements; and (xii) any pending hearing request or judicial review pertaining to NRC approvals required in connection with the Contemplated Transactions; provided further that any circumstance, change, event, occurrence or effect specified in clauses (i), (ii), (iv), (v) (vii) or (ix) shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such circumstance, change, event, occurrence or effect (A) affects Seller, the Company or the Facility in a materially disproportionate manner relative to other similarly situated participants in the business and industries in which such Person or the Facility operates, or (B) would individually or in the aggregate, prevent or materially and adversely impede the ability of Seller to consummate the Contemplated Transactions.

“Multi-year Plan” has the meaning set forth in Section 4.6.

“NEIL” means Nuclear Electric Insurance Limited.

“Non-Controlling Party” means whichever of Seller or Buyer is not the Controlling Party with respect to any Tax Proceeding.

“NRC” means the United States Nuclear Regulatory Commission.

“NRC Licenses” means any and all licenses, orders, permits, approvals or other official acts by the NRC on the basis of which the Company or its Affiliates and STPNOC are authorized to own, possess and operate, as applicable, the Facility and Nuclear Materials prior to the Closing.

“NRG Marks” has the meaning set forth in Section 6.9.

“Nuclear Insurance Policies” means all nuclear insurance policies carried by or for the benefit of the Company with respect to the ownership, operation or maintenance of the Facility, including all nuclear liability, property damage, decontamination, decommissioning and business interruption policies in respect thereof. Without limiting the generality of the foregoing, the term “Nuclear Insurance Policies” includes policies issued or administered by ANI or NEIL for the Facility.

“Nuclear Laws” means all Laws, other than Environmental Laws, relating to the regulation of nuclear power plants, Source Material, Byproduct Material, Special Nuclear Material, and Greater Than Class C Waste; the regulation of Low Level Waste and Spent Nuclear Fuel; the transportation and storage of Nuclear Materials; the regulation of Safeguards Information; the regulation of nuclear fuel; the enrichment of uranium; the disposal and storage of Spent Nuclear Fuel; contracts for and payments into the Nuclear Waste Fund; and as applicable, the antitrust laws and the Federal Trade Commission Act to specified activities or proposed activities of certain licensees of commercial nuclear reactors. Without limitation, “Nuclear Laws” include the Atomic Energy Act, the Price-Anderson Act; the Energy Reorganization Act; Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97-351; 96 Stat. 1663); the Foreign Assistance Act of 1961 (22 U.S.C. § 2151 et seq.); the Nuclear Non-Proliferation Act of 1978 (22 U.S.C. § 3201); the Low-Level Radioactive Waste Policy Act (42 U.S.C. §§ 2021b et seq.); the Nuclear Waste Policy Act; the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C. §§ 2021d, 471); the Energy Policy Act of 1992 (4 U.S.C. §§ 13201 et seq.); the Energy Policy Act of 2005; all implementing regulations including the provisions of 10 CFR Part 73; and any state or local Law analogous to the foregoing.

“Nuclear Materials” means Source Material, Special Nuclear Material, Low Level Waste, Greater Than Class C Waste, High Level Waste, Byproduct Material and Spent Nuclear Fuel.

“Nuclear Waste Fund” means the fund established by Section 302(c) of the Nuclear Waste Policy Act in which the fees for Spent Nuclear Fuel to be used for the design, construction and operation of a High Level Waste Repository and other activities related to the storage and disposal of Spent Nuclear Fuel, High Level Waste and Greater Than Class C Waste is deposited.

“Nuclear Waste Policy Act” means the Nuclear Waste Policy Act of 1982.

“Operating Agreement” means that certain Operating Agreement by and among STPNOC, San Antonio, Austin and the Company (as successor in interest to Houston Lighting & Power Company and, in part, Central Power and Light Company), and effective as of November 17, 1997.

“Outside Date” has the meaning set forth in Section 11.1(b)(i).

“Participation Agreement” means that certain Amended and Restated South Texas Project Participation Agreement among San Antonio, Austin and the Company (as successor in interest to Houston Lighting & Power Company and, in part, Central Power and Light Company) effective as of November 17, 1997.

“Parties” means Buyer and Seller, and “Party” means Buyer or Seller, as applicable.

“Permitted Liens” has the meaning set forth in Section 3.12(b).

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a union, a limited liability company, a trust, an unincorporated organization or a Governmental Entity or any other separate legal entity recognized pursuant to Law.

“Post-Closing Tax Period” means any taxable year or period that begins after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning immediately after the Closing Date.

“Pre-Closing Separate Tax Return” has the meaning set forth in Section 7.2(a).

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Price-Anderson Act” means Section 170 of the Atomic Energy Act and related provisions of Section 11 of the Atomic Energy Act.

“Privacy and Security Requirements” means any and all Laws applicable to STPNOC that address privacy, data protection, data processing, information security, data breach notification, industrial control systems or cybersecurity, industry requirements and recognized frameworks applicable to the nuclear industry, and Contracts relating to the protection or Processing of Facility Data.

“Processing,” “Process,” or “Processed” means any collection, storage, protection, use (including transfer or sale), disclosure, deletion, or any other processing (as defined by Privacy and Security Requirements) of Facility Data or IT Systems.

“Proceeding” means any written action, charge, demand, claim, investigation, petition, suit or other proceeding, (including any arbitration or mediation proceeding), whether civil or criminal, in law or in equity, by or before any arbitrator or Governmental Entity.

“Properties” has the meaning set forth in Section 3.12(a).

“Property Tax Litigation” means any Proceeding relating to the 2021 and 2022 appraisal of the Facility or Site by the Matagorda County Appraisal District for ad valorem tax purposes.

“PUCT” means the Public Utility Commission of Texas.

“PUCT Order” means any order issued by the PUCT with respect to the Facility.

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Purchased Assets” means all assets of the Company, including the Company’s 44% tenancy-in-common interest in the Facility, but excluding any Excluded Assets.

“QDR Return” has the meaning set forth in Section 7.2(c).

“QNDT Trustee” means The Bank of New York Mellon, or any successor, in its capacity as trustee of the Qualified Decommissioning Fund pursuant to the Decommissioning Trust Agreements.

“QSE” means NRG Texas Power LLC, a Delaware limited liability company.

“QSE Agreements” means (a) the Amended Agreement for Master Qualified Scheduling Entity Services, effective as of May 19, 2005, by and among San Antonio, Austin, the Company and the QSE (as successor in interest to Texas Genco II, LP), and (b) the Nuclear Plant Interface Agreement, effective as of April 1, 2010, by and between STPNOC and QSE.

“QSE Assignment” means an assignment agreement between the QSE and Buyer, or Buyer’s designee, on terms and conditions reasonably acceptable to the parties thereto, provided that the QSE Assignment shall (a) provide for the transfer of the QSE’s rights and obligations under the QSE Agreements to Buyer or Buyer’s designee, effective on a mutually agreeable date after Closing upon obtaining all necessary approvals from ERCOT, (b) to the extent not already obtained, require the parties thereto to use commercially reasonable efforts to obtain such consents, and (c) provide that following the Closing until the effective date of the transfer of the QSE Agreement, but subject to an agreed end date, the QSE shall, with no additional fees to Buyer or Buyer’s designee, continue to perform under the QSE Agreement with respect to the Company, San Antonio and Austin, and (d) except as otherwise agreed, provide that the QSE shall retain all rights and benefits of the QSE under and remain responsible for all performance and liabilities for providing services of the QSE under the QSE Agreements prior to the effective date of the transfer of the QSE Agreements, and provide for settlement procedures to true up payments on that basis.

“Qualified Decommissioning Fund” means, with respect to the Company, each of the Company’s external trust funds for purposes of Decommissioning that meets the requirements of Code Section 468A and Section 1.468A-5 of the Treasury Regulations and is maintained by the Company with respect to the Facility prior to Closing pursuant to a Decommissioning Trust Agreement.

“Real Property Agreement” means each lease, easement and license evidencing any of the Company’s interests in any of the Properties.

“Reasonable Efforts” means commercially reasonable efforts.

“Records” means the data and records of the Company, to the extent relating primarily to the Company and the Facility, excluding, however, the Excluded Records.

“Related Agreements” has the meaning set forth in Section 6.8(a).

“Related Transaction” has the meaning set forth in Section 6.2(d)(v).

“Related Transaction Actions” has the meaning set forth in Section 6.2(d)(v).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment; provided, however, that “Release” shall not include any release that is authorized under applicable Environmental Laws, Nuclear Laws or Environmental Permits.

“Releasees” has the meaning set forth in Section 6.20.

“Required Regulatory Approvals” means, collectively, the Buyer’s Required Regulatory Approvals and the Seller’s Required Regulatory Approvals.

“Restraint” has the meaning set forth in Section 8.1.

“Retained Liabilities” has the meaning set forth in Section 6.6(c).

“Safeguards Information” means information that is required to be protected under the terms of 10 C.F.R. § 73.21-73.23.

“San Antonio” means the City of San Antonio, acting by and through the City Public Service Board of San Antonio.

“Schedule of Deduction Amounts” has the meaning set forth in Section 3.16(a).

“Schedule of Ruling Amounts” has the meaning set forth in Section 3.16(f).

“Schedule Supplement” has the meaning set forth in Section 6.5.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any unauthorized Processing of Facility Data, any material unauthorized access or material disruption to the Facility’s IT Systems, or any incident that requires notification to any Person, Governmental Entity, or any other entity under Privacy and Security Requirements.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.3(a), 3.4 and 3.11.

“Seller Group” means Seller and its Affiliates.

“Seller Indemnified Parties” has the meaning set forth in Section 12.1(b).

“Seller Indemnified Taxes” means (a) any Taxes (i) of the Company or any of its Subsidiaries for any Pre-Closing Tax Period (allocated in respect of a Straddle Period in accordance with Section 7.1); (ii) of any member of the Seller Group (other than the Company or any of its Subsidiaries) for any period, (iii) of Seller or any other Person (other than the Company or any of its Subsidiaries) for which the Company or any of its Subsidiaries is or becomes liable (under Treasury Regulations Section 1.1502-6 or under any similar provision of state, local or foreign Law) as a result of having joined as a member (or having been required to join as a member) of any consolidated, combined, affiliated, aggregate or unitary group prior to the Closing; (iv) of any Person (other than the Company or any of its Subsidiaries) for which the Company or any of its Subsidiaries is or becomes liable as a transferee or successor, as a result of a Contract (other than this Agreement or any Contract entered into in the ordinary course of business the primary subject matter of which does not relate to Taxes) or otherwise by operation of Law; (v) arising out of or resulting from any breach of any covenant or agreement of Seller contained in this Agreement; or (vi) for which Seller is responsible pursuant to Section 7.7 and (b) any reasonable out-of-pocket costs and expenses, including reasonable legal fees and expenses attributable to any item described in clause (a); provided, however, that “Seller Indemnified Taxes” shall not include any Buyer Indemnified Taxes.

“Seller Refund” has the meaning set forth in Section 7.3.

“Seller’s Interests” has the meaning set forth in Section 3.4(c).

“Seller’s Required Regulatory Approvals” means, collectively, the declarations, filings and registrations with, notices to, and authorizations, consents and approvals of all Governmental Entities necessary for Seller to execute and deliver this Agreement and the Related Agreements, as applicable, and for Seller to consummate the Contemplated Transactions and listed on Schedules 3.3, 3.10 and 4.4.

“Site” means the parcels of real property (a) on which the Facility is located, as described on the “Exhibit A” attachment to Schedule 3.12(a), (including any real property available for any expansion of the Facility), all as shown on the Survey or (b) subject to the NRC Licenses, including, in each case, the surface and subsurface elements, and the soils and groundwater present thereon.

“Source Material” means: (1) uranium or thorium, or any combination thereof, in any physical or chemical form, or (2) ores which contain by weight one-twentieth of one percent (0.05%) or more of (i) uranium, (ii) thorium, or (iii) any combination thereof. “Source Material” does not include Special Nuclear Material.

“Special Nuclear Material” means plutonium, uranium-233, uranium enriched in the isotope-233 or in the isotope-235 and any other material that the NRC determines to be “Special Nuclear Material” but does not include Source Material.

“Spent Nuclear Fuel” means nuclear fuel that has been permanently withdrawn from a nuclear reactor following irradiation and has not been chemically separated into its constituent elements by reprocessing. Spent Nuclear Fuel includes Special Nuclear Material, Byproduct Material, Source Material, Greater Than Class C Waste and other radioactive materials associated with nuclear fuel assemblies.

“Standard Spent Fuel Disposal Contract” means Contract No. DE-CR01-87RW00129 for Disposal of Spent Nuclear Fuel and/or High Level Radioactive Waste between the Department of Energy and Houston Lighting & Power Company.

“STPNOC” means the STP Nuclear Operating Company, a Texas non-profit corporation.

“STPNOC Audited Financial Statements” has the meaning set forth in Section 4.5(a)(i).

“STPNOC Benefit Plan” means each Benefit Plan (i) that is sponsored or maintained by STPNOC, (ii) to which STPNOC is a party, (iii) to which STPNOC is obligated to contribute or (iv) with respect to which STPNOC or any ERISA Affiliate thereof has any Liability.

“STPNOC Financial Statements” has the meaning set forth in Section 4.5(a)(ii).

“STPNOC Insurance Policies” has the meaning set forth in Section 4.10.

“STPNOC Material Contracts” means:

(i) each Contract to which STPNOC is a party or by which any of its assets is bound:

(A) that requires aggregate payments (by or to the Company) in any year of more than one million dollars ($1,000,000) and is not terminable upon thirty (30) days or less notice without penalty to STPNOC;

(B) with respect to any material lease of real property;

(C) with Seller or any of its Affiliates;

(D) under which STPNOC has (1) created, incurred, assumed or guaranteed, directly or indirectly, any outstanding Indebtedness for borrowed money, (2) granted a Lien on its assets to secure such Indebtedness for borrowed money or (3) extended credit to any Person (other than the Operating Agreement and, in the case of clause (3), other than in the ordinary course);

(E) establishing any joint venture, strategic alliance, or other collaboration or providing for any obligation to participate in or make any loan, capital contribution or other investment in any other Person;

(F) with any Governmental Entity (other than any STPNOC Permit, license or similar Contract);

(G) that is a collective bargaining or other labor agreement with any labor union or employee representative;

(H) with respect to the sale or transfer of any electricity or any related attributes;

(I) that is (1) an electricity marketing Contract; (2) a Contract for management services with respect to electricity or other related products and services; or (3) a Contract in respect of electricity marketing or scheduling administration (including Contracts for interfacing with system operators) other than the types referenced in clauses (1) and (2); or

(J) for the acquisition of nuclear fuel; and

(ii) the Operating Agreement.

Notwithstanding the foregoing, solely for the purposes of Section 6.4, all references to one million dollars ($1,000,000) in subparagraph (i) above, shall instead be deemed to be references to five million dollars ($5,000,000).

“STPNOC Permits” has the meaning set forth in Section 4.2.

“STPNOC Prepayments Adjustment” means an amount equal to the sum of (a) the Company’s share of any STPNOC insurance prepayments, as set forth in account 165 of STPNOC’s financial accounting system, plus (b) the Company’s share of STPNOC prepaid regulatory dues and other STPNOC miscellaneous prepayments, as set forth in account 165 of STPNOC’s financial accounting system, in each case as of the Closing Effective Time (without duplication). As of December 31, 2022, the STPNOC Prepayment Adjustment reflected in the STPNOC Audited Financial Statements is as set forth in Schedule 1.1.

“STPNOC Receivables Adjustment” means an amount equal to any accrued but unpaid (whether or not invoiced as of such time) amounts owed by the Company to STPNOC as of the Closing Effective Time (without duplication), calculated in the same manner as reflected in the South Texas Project Electric Generating Station and STP Nuclear Operating Company Combined Special-Purpose Statements of Owners’ Liabilities. As of December 31, 2022, the STPNOC Receivables Adjustment reflected in the South Texas Project Electric Generating Station and STP Nuclear Operating Company Combined Special-Purpose Statements of Owners’ Liabilities is as set forth in Schedule 1.1.

“STPNOC Unaudited Financial Statements” has the meaning set forth in Section 4.5(a)(ii).

“Support Agreements” mean collectively the Support Agreement by and among NRG Energy, Inc., NRG Texas LLC and the Company dated as of April 11, 2006, and Amended and Restated Support Agreement dated as of November 2, 2006, by and between NRG Texas LLC, and Texas Genco, LP (now NRG South Texas, LP).

“Survey” means the ALTA/NSPS Land Title Survey dated October 4, 2004 Job No. 04-08-6000, prepared by John T. Jakubik & Associates, LLC, Jeffrey L. Fansler, R.P.L.S. No. 4348.

“Straddle Period” means any taxable year or period that begins on or before the Closing Date and ends after the Closing Date.

“Straddle Period Return” has the meaning set forth in Section 7.2(b).

“Subsidiary” of a Person means (i) any corporation, association or other business entity of which fifty percent (50%) or more of the total voting power of shares or other voting securities outstanding thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership or limited liability company of which such Person or one or more of the other Subsidiaries of such Person (or any combination thereof) is a general partner, manager or managing member.

“Tax Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Taxes” means any tax of any kind, including any federal, state, provincial, local, foreign or other taxes, levies, fees, imposts, duties and similar governmental charges in the nature of a tax (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto or any Tax Return) including (a) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (b) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, and (c) payments in lieu of tax (PILOT).

“Tax Claim” shall mean any Tax Proceeding (a) that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article VII or (b) relating to a Pre-Closing Tax Period or Straddle Period of the Company or any of its Subsidiaries.

“Tax Dispute” has the meaning set forth in Section 7.8(a).

“Tax Proceeding” shall mean any audit, examination, contest, litigation or other Proceeding relating to Taxes.

“Tax Referee” has the meaning set forth in Section 7.8(b).

“Tax Return” means any return, report, information return, declaration, claim for refund, election, disclosure, estimate or other document, together with all schedules, attachments, amendments and supplements thereto, supplied to or required to be supplied to any Governmental Entity responsible for the administration of taxes.

“Texas Genco GP” has the meaning set forth in the first paragraph of this Agreement.

“Texas Genco LP” has the meaning set forth in the first paragraph of this Agreement.

“Third Party Claims” has the meaning set forth in Section 12.2(a).

“Transfer Tax” means any sales, use, transfer, real property transfer, recording, equity transfer and other similar Tax and fees, including any interest, penalty or addition thereto, whether disputed or not; provided, however, that the term “Transfer Tax” shall not include any Income Tax.

“Treasury Regulations” means the regulations, including temporary regulations, issued by the United States Treasury Department under the Code.

“Unadjusted Purchase Price” has the meaning set forth in Section 2.1(b).

“Uri Litigation” means any Proceeding involving the Company relating to the winter and ice storm known as “Winter Storm Uri” that affected Texas in February 2021, including the Proceedings set forth on Schedule 1.1(b).

“U.S. GAAP” means accounting principles generally accepted in the United States of America, consistently applied.

“Virtual Data Room” means the virtual data room maintained by Intralinks, Inc. on behalf of Seller with respect to the transactions contemplated by this Agreement.

Section 1.2            Terms Generally. Unless otherwise required by the context in which any term appears:

(a)            The singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine and neuter and vice versa.

(b)            References to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to articles, sections, schedules or exhibits of or to this Agreement, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs. The titles of any of the foregoing shall not control or affect the meaning or construction of any terms or provisions thereof. The Schedules and Exhibits are incorporated into and intended to be part of this Agreement.

(c)            The words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; and the words “include,” “includes” or “including” shall mean “including, without limitation.”

(d)            The term “day” shall mean a calendar day, commencing at 12:00 a.m. (local time in Houston, Texas). The term “month” shall mean a calendar month; provided, that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month (or the proximate preceding date of such next month, if such next month does not have a corresponding date) and, as appropriate, to succeeding months thereafter. Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day. Time is of the essence in this Agreement.

(e)            All references to a particular entity shall include such entity’s successors and permitted assigns unless otherwise specifically provided herein.

(f)             All references herein to any Law or to any Contract shall be to such Law or Contract as amended, supplemented or otherwise modified from time to time unless otherwise specifically provided herein.

(g)            All monetary amounts contained in this Agreement refer to the currency of the United States.

(h)            References to “or” shall be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context dictates otherwise, “or” shall be interpreted to mean “and/or” rather than “either/or”).

(i)             This Agreement was negotiated and prepared by the Parties with advice of counsel to the extent deemed necessary by each Party; and none of the provisions hereof shall be construed against any Party on the ground such Party is the author of this Agreement or any part hereof.

ARTICLE II
PURCHASE AND SALE OF EQUITY

Section 2.1             Purchase and Sale of the Equity. Subject to the terms and conditions set forth in this Agreement:

(a)            Transfer of the Equity. At the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of the Equity free and clear of all Liens.

(b)            Purchase Price. The consideration to be paid for the Equity (the “Purchase Price”) shall be an amount equal to (i) One Billion Seven Hundred Fifty Million dollars ($1,750,000,000) (the “Unadjusted Purchase Price”) plus (ii) the STPNOC Prepayments Adjustment minus (iii) the STPNOC Receivables Adjustment. The Estimated Purchase Price shall be paid at Closing by wire transfer of immediately available funds to an account designated by Seller. Seller shall provide wire instructions to Buyer at least five (5) Business Days prior to the Closing.

(c)            Closing Purchase Price Allocation. The parties intend that the acquisition be treated as a sale of assets for Income Tax purposes. Therefore, the Estimated Purchase Price (and Liabilities and other relevant items of Seller and the Company) shall be allocated consistent with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local or foreign Law). Any post-Closing adjustments to the Estimated Purchase Price shall also be allocated in a manner consistent with this Section 2.1(c). Buyer and Seller shall use their Reasonable Efforts to jointly agree within one hundred eighty (180) days after the Closing Date to an allocation among the assets of the Company that is consistent with the allocation methodology provided by Code Section 1060 and the Treasury Regulations promulgated thereunder (the “Allocation”). Notwithstanding the foregoing, in the event Buyer and Seller cannot agree as to the Allocation, each Party shall be entitled to take its own position in any Tax Return or Tax Proceeding.

Section 2.2             Purchase Price Adjustments.

(a)            At least five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a certificate setting forth Seller’s good faith estimate of the Purchase Price (the “Estimated Purchase Price”), which shall include a reasonably detailed calculation, made in good faith, of the estimated amount of the STPNOC Receivables Adjustment as of the Closing Date. To the extent Closing occurs on any date other than STPNOC’s fiscal month-end, any amounts of the STPNOC Prepayments Adjustment or the STPNOC Receivables Adjustment that are not specifically allocable to the pre- or post-Closing Effective Time will be apportioned on a straight-line basis utilizing the fiscal month-end balance in which Closing occurs on a pro rata basis, or such other method as may be mutually agreed by the Parties.

(b)            Within ninety (90) days following the Closing, Buyer shall prepare, or cause to be prepared, and deliver to Seller a statement (the “Closing Statement”), which shall include (i) a calculation of the STPNOC Receivables Adjustment as of the Closing Effective Time; and (ii) Buyer’s determination of the final Purchase Price prepared consistently with STPNOC’s past practices (the “Final Purchase Price”) resulting therefrom, together with reasonable supporting documentation for such calculations. Seller shall have a period of thirty (30) days after delivery of the Closing Statement to review (and cause Seller’s auditors to review) such documents and make any objections it may have in writing in a notice to Buyer within such thirty (30) day period. For purposes of Seller’s evaluation of the Closing Statement, Buyer shall, and shall cause the Company to, make available or provide reasonable access to Seller and its representatives, upon reasonable advance notice and during normal business hours, all information, books, records, data and working papers created or used in connection with the preparation of the Closing Statement; and shall permit reasonable access, upon reasonable advance notice and during normal business hours, to the facilities and personnel of Buyer or the Company as may be reasonably requested by Seller and its representatives to analyze the Closing Statement. If no such notice is provided by Seller within such thirty (30) day period, then such Closing Statement shall be final and binding on the Parties. If Seller delivers such notice setting forth its written objections to Buyer within such thirty (30) day period, then Buyer and Seller shall attempt to resolve the matter or matters in dispute for a period not to exceed forty-five (45) days after delivery of the notice. If disputes with respect to such Closing Statement cannot be resolved by Buyer and Seller within such forty-five (45) day period, then, at the request of Buyer or Seller, the specific matters in dispute (but no others) shall be submitted to a nationally recognized independent public accounting firm as may be mutually approved by Seller and Buyer (the “Auditors”), which firm shall render its opinion as to such specific matters. Seller and Buyer shall enter into a customary engagement letter with the Auditors. If no such request or submission to the Auditors is made within sixty (60) days after the delivery of Seller’s notice with written objections, then such Closing Statement as initially prepared by Buyer shall be final and binding on the Parties. The matters to be resolved by the Auditors shall be limited to the remaining unresolved disputes between Buyer and Seller. The Auditors shall promptly deliver to Buyer and Seller a written report setting forth its resolution of the disputes along with its determination of the Final Purchase Price, which determination shall be made in accordance with the definitions and principles set forth in this Agreement and shall be final and binding on the Parties. The Auditors shall be limited to awarding only one or the other of Buyer’s proposal (considered in the aggregate), on the one hand, or Seller’s proposal (considered in the aggregate), on the other hand, as to each disputed item and shall have no authority to select or propose to the Parties any resolution other than as set forth in one of such two proposals originally submitted to the Auditors. Judgment may be entered upon the determination of the Auditors in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Auditors, with respect to each disputed item, shall be borne by the Party whose proposal, for such disputed item, is not selected by the Auditors.

(c)            For purposes of Buyer’s preparation of the Closing Statement, and Seller’s review thereof and resolution of any disputes with respect thereto, each Party shall use its Reasonable Efforts to cause STPNOC (i) to make available or provide reasonable access to the Parties, their respective representatives and any Auditors, upon reasonable advance notice and during normal business hours, all information, books, records, data and working papers created or used in connection with the determination of the STPNOC Receivables Adjustment; and (ii) to permit reasonable access, upon reasonable advance notice and during normal business hours, to the facilities and personnel of STPNOC as may be reasonably requested by the Parties to analyze the STPNOC Receivables Adjustment.

(d)            If the Estimated Purchase Price is greater than the Final Purchase Price, then, within ten (10) Business Days following the final determination thereof, Seller shall pay Buyer by wire transfer in immediately available funds to the account designated by Buyer the amount of such excess. If the Final Purchase Price is greater than the Estimated Purchase Price, then, within ten (10) Business Days following the final determination thereof, Buyer will pay Seller by wire transfer in immediately available funds to the account designated by Seller the amount of such excess.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise disclosed in this Agreement or to the extent applicable to the Excluded Assets, Seller hereby jointly and severally represents and warrants to Buyer, as of the date hereof and as of the Closing Date (except where such representation or warranty is expressly made as of another specific date), as follows:

Section 3.1             Organization and Corporate Power. Texas Genco GP is a limited liability company duly organized, validly existing and in good standing or active status under the Laws of the State of Texas. Texas Genco LP is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is a limited partnership duly organized, validly existing and in good standing or active status under the Laws of the State of Texas. Each of Texas Genco GP and Texas Genco LP is duly authorized, licensed or qualified to conduct business and is in good standing or active status under the Laws of each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such authorization, license or qualification necessary, except where the lack of such qualification would not be reasonably expected to have a Material Adverse Effect. The Company is duly authorized, licensed or qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such authorization, license or qualification necessary. Seller and the Company have all requisite legal power and authority to carry on the business in which they are respectively engaged as and where such is now being conducted and to own, operate, lease and use their respective properties. Seller has, prior to the date of this Agreement, provided to Buyer a true and correct copy of the limited partnership agreement of the Company as in effect as of the date of this Agreement and, as of the Closing, has complied with all requirements set forth in such limited partnership agreement or required by Law to effect the transfer of the GP Interest and the LP Interest to Buyer.

Section 3.2            Authorization; Validity.

(a)            The execution, delivery and performance by Seller and the Company of this Agreement, and each Related Agreement to the extent such Person is a party thereto, have been duly authorized by all requisite limited liability company or limited partnership action, as applicable, on the part of Seller or the Company.

(b)            Each of this Agreement and, at the Closing, each Related Agreement, to the extent such Person is a party thereto, has been or will have been, as applicable, duly executed and delivered by Seller and the Company and constitutes or will constitute the valid and binding obligation of Seller or the Company, as applicable, enforceable against Seller or the Company in accordance with its terms, except as such enforceability may be limited by Enforceability Exceptions.

Section 3.3             No Conflict. Except as set forth on Schedules 3.3, 3.10 and 4.4, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the Contemplated Transactions will not (a) violate, conflict with or result in a breach of any provisions of the articles of incorporation, certificate of formation, certificate of limited partnership, operating agreement, limited partnership agreement, bylaws or other organizational documents, as applicable, of Seller or the Company, (b) violate, in any material respect, any Law applicable to Seller or the Company, or any order of any Governmental Entity having jurisdiction over Seller or the Company, except such violations, conflicts or breaches, which would not be material to the Company and the Purchased Assets taken as a whole, or (c) breach or violate, conflict with, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to a right of termination, cancellation, modification or acceleration of any obligations, except such violations, conflicts or breaches which would not be material to the Company and the Purchased Assets, taken as a whole, under (i) any Contract to which Seller is a party, (ii) any Company Material Contract, (iii) any Company Permit, (iv) any Environmental Permit held by the Company or (v) the NRC Licenses.

Section 3.4             Equity.

(a)            Texas Genco GP owns the GP Interest, and Texas Genco LP owns the LP Interest, in each case in and to the Company. The GP Interest constitutes all of the issued and outstanding general partnership interests in the Company. The LP Interest constitutes all of the issued and outstanding limited partnership interests in the Company. There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from the Company any equity interests of the Company or any security of any kind convertible into or exchangeable or exercisable for any equity interest of the Company, (ii) no commitments on the part of the Company to issue shares, subscriptions, warrants, options, convertible securities, partnership interests or other similar rights, and (iii) no equity securities of the Company are reserved for issuance for any such purpose. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its respective equity securities. Except for this Agreement and the Participation Agreement, there is no voting trust or agreement, partnership agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of the Company.

(b)            Except as set forth on Schedule 3.4 and in the Participation Agreement, all of the Equity has been duly authorized, validly issued, fully paid and nonassessable, and shall be, at the Closing, free and clear of all Liens. The Company does not own any capital stock or equity or voting securities, or have any interests convertible or exchangeable therefor, in any Person.

(c)            The Company owns good and valid title to the undivided interest set forth on Schedule 3.4(c) as tenants-in-common in the Facility and the Site (the “Seller’s Interests”). No other Person owns any interest in or has any right to acquire the Seller’s Interests, except as set forth in the Participation Agreement, including Section 17 thereof. The Company holds no other assets other than the Seller’s Interests.

Section 3.5             Indebtedness. Except for any Indebtedness that will be extinguished on or before Closing, the Company has no Indebtedness. As of the Closing, the Company shall have no Indebtedness.

Section 3.6             Compliance with Law; Proceedings.

(a)            Except as set forth on Schedule 3.6 or with respect to any Nuclear Laws or Environmental Laws, the Company is in material compliance with all Laws applicable to its business and all Company Permits except as would not be material to the Company and the Purchased Assets taken as a whole.

(b)            Except as set forth on Schedule 3.6 (i) there are no material Proceedings pending or, to the Knowledge of Seller, threatened, against the Company or with respect to the Facility at law or in equity or before or by any Governmental Entity, and, to the Knowledge of Seller, no material investigation with respect to any of the foregoing has been commenced by a Governmental Entity, and (ii) no written notice or assertion has been received by the Company or Seller with respect to any of the foregoing from a Governmental Entity. The Company is not in material default with respect to or material violation of any order, writ, injunction or decree known to or served upon the Company by any Governmental Entity.

Section 3.7             Company Permits. Except as set forth on Schedule 3.7(a), 3.14(a) or 3.15(a), the Company has all material permits, licenses and other governmental authorizations, except for any Environmental Permits or NRC Licenses, necessary to own, lease or otherwise hold its interests in the Properties and assets and to conduct its business as currently conducted (the “Company Permits”). A true and complete list of the material Company Permits is set forth on Schedule 3.7(b). Except as set forth on Schedule 3.7(a), and except as would not be material to the Company and the Purchased Assets taken as a whole (i) the Company is in compliance with each Company Permit, (ii) each Company Permit is in full force and effect in accordance with its terms, (iii) there is no outstanding written notice or any other written notice of revocation, cancellation or termination of any Company Permit, (iv) there are no Proceedings pending or, to the Knowledge of Seller, threatened that seek the revocation, cancellation or termination of any Company Permit and (v) to the Knowledge of Seller, no event has occurred that, with or without notice or the lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Company Permit.

Section 3.8             Tax Matters.

(a)            Except as set forth on Schedule 3.8:

(i)            all material Tax Returns required to be filed by, or with respect to, the Company have been timely filed (taking into account extensions), and all Tax Returns filed by, or with respect to, the Company are true and complete in all material respects;

(ii)           all material Taxes required to be paid by, or with respect to, the Company have been duly and timely paid or will be duly and timely paid by the due date thereof;

(iii)           the Company has not received, within the three years prior to the date hereof, any written notice of any Proceedings for the assessment or collection of material Taxes;

(iv)          there are no Liens for material Taxes against any of the assets of the Company, or the Equity, other than Permitted Liens;

(v)           no written claim has been made within the six years prior to the date hereof by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction;

(vi)          the Company has not waived any statute of limitations with respect to any material amounts of Tax or agreed to any extension of time with respect to any material Tax assessment or deficiency, which waiver or extension remains outstanding;

(vii)         no Tax Proceeding with respect to any material Taxes of the Company is existing, pending or being threatened in writing;

(viii)        the Company is not liable for any material Taxes of any other Person as a result of successor liability or transferee liability (whether pursuant to Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, Contract or otherwise (other than any Contract entered into in the ordinary course of business, the primary subject matter of which does not relate to Taxes));

(ix)           the Company has materially complied with all applicable Laws relating to the collection and withholding of Taxes;

(x)            the Company is not, nor reasonably would be expected to be, required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period, as a result of any (A) installment sale or open transaction disposition made or entered into prior to the Closing, (B) intercompany transaction made or entered into prior to the Closing or excess loss account attributable to a transaction made or entered into prior to the Closing, in each case, described in Treasury Regulations under Section 1502 of the Code (or any similar or analogous provision of state, local or foreign Law), (C) prepaid amount received prior to the Closing, or (D) ”closing agreement” within the meaning of Section 7121 of the Code (or any similar or analogous provision of state, local or foreign Law) entered into prior to the Closing; and

(xi)            since its formation, the Company has at all times been treated an entity disregarded as separate from its owner within the meaning of Treasury Regulations Section 301.7001-3(b)(1)(ii).

(b)            Seller’s representations and warranties regarding the Qualified Decommissioning Funds are addressed in Section 3.16 and nothing contained in this Section 3.8 shall be deemed to be a representation or warranty with respect thereto. The generality of any other representations and warranties in this Agreement notwithstanding, Sections 3.8, 3.15 and 3.16 contain the sole and exclusive representations and warranties with respect to any Tax matters of the Company, including compliance with Tax Laws, the filing of Tax Returns, the payment of Taxes, and accruals for Taxes on any financial statement or books and records. Notwithstanding anything to the contrary in this Agreement, except with respect to the representations and warranties contained in Section 3.8(a)(viii), Section 3.8(a)(x) and Section 3.8(a)(xi), the representations and warranties of Seller in respect of Taxes shall be limited to Taxes attributable to Tax periods (or portions thereof) ending on or before the Closing Date and shall in no event (i) provide support for claims relating to Tax periods (or portions thereof) beginning after the Closing Date or (ii) include the existence, amount or useability of any Tax attributes of the Company for Tax periods (or portions thereof) beginning after the Closing Date.

Section 3.9             Company Material Contracts. Schedule 3.9(a) sets forth a true and complete list of all Company Material Contracts, including any amendments, supplements, waivers, other modifications thereto, and any assignments or terminations thereof. Except as otherwise set forth on Schedule 3.9(b): (i) each Company Material Contract is valid and in full force and effect and is a binding obligation of the Company and, to the Knowledge of Seller, of each other party thereto, enforceable against the Company and each other party thereto in accordance with its terms, except as such enforceability may be limited by Enforceability Exceptions, (ii) the Company and each other party thereto has performed all of its material obligations under each Company Material Contract and neither the Company nor, to the Knowledge of Seller, any other party thereto is in material default under any Company Material Contract (and, to the Knowledge of Seller, no event, circumstance or condition has occurred that with notice or lapse of time or both would constitute such a material breach or default, or permit the termination, material modification, or acceleration of any material obligation of the Company under any such Company Material Contract), and (iii) neither Seller nor the Company has received any written notice that the Company is in material default under any Company Material Contract. Seller has made available to Buyer a true and complete copy of each Company Material Contract and all amendments, supplements, waivers or other modifications thereto and all assignments or terminations thereof.

Section 3.10          Consents and Approvals. Except as set forth on Schedule 3.10, no registration or filing with, notice to, or consent or approval of or other action by, any Governmental Entity is, or will be, necessary for the valid execution, delivery and performance by Seller or the Company of this Agreement and the consummation of the Contemplated Transactions, except where the failure to make or obtain such registrations, filings, consents, or approvals would not, individually or in the aggregate, be reasonably expected to be material to the Company and the Purchased Assets, taken as a whole (other than such registrations, filings, consents, approvals or other actions which become applicable to Seller as a result of the specific regulatory status of Buyer (or any of its Affiliates) or the result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged).

Section 3.11           Brokers. Neither Seller nor any of its Affiliates has engaged any broker, finder or agent in connection with the Contemplated Transactions which may result in obligations of Buyer or any of its Affiliates (including the Company, from and after Closing) to pay any brokerage or finder’s commission, fee or similar compensation as a result of the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.

Section 3.12           Real Property and Facility.

(a)            Schedule 3.12(a) sets forth a true and complete list of each parcel of real property included in the Site (the “Properties”), including all parcels in which the Company owns fee, leasehold, easement, or license interest and accurately indicates whether the Company holds its interests as a tenancy in common. The Company does not hold any interest in any real property other than the Properties. Except as set forth on Schedule 3.12(a), the Company has not leased (as lessor) or subleased (as sublessor) any of its interest in any Properties. The Company’s possession and quiet enjoyment of the Properties has not been disturbed, and there are no pending disputes and, to the Knowledge of Seller, there are no disputes threatened with respect to any Real Property Agreement, in either case, which would reasonably be expected to have a material impact on the Company or conducting its business as currently conducted, or is in the nature of a condemnation or taking. Each counterparty to each Real Property Agreement is not an Affiliate of, and, except for any ownership of publicly traded stock of any Affiliate of Seller, otherwise does not have any economic interest in, Seller or the Company. The interests contained in the Real Property Agreements afford the Company sufficient real property rights to permit the Facility to be located and operated in the ordinary course of business and in accordance with the Company Material Contracts and the STPNOC Material Contracts. The interests in the Real Property Agreements afford the Company with access to the Facility on publicly open streets.

(b)            The Company has good and valid fee, easement, leasehold, license or other similar title, as applicable, in and to its forty four percent (44%) tenancy in common ownership interest in the Properties, free and clear of any Liens, except for: (i) Liens and encumbrances set forth on Schedule 3.12(b), (ii) Liens for current Taxes or other governmental charges or assessments not yet due and payable or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established in accordance with U.S. GAAP, (iii) Liens of record in Matagorda County, Texas, (iv) Liens shown on pages 1 through 15 of the Survey, (v) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by any Governmental Entity, (vi) Liens that do not secure Indebtedness and do not adversely affect in any material respect the use or value of the Properties or Facility, (vii) Liens to lenders incurred on deposits made in the ordinary course of business in connection with maintaining bank accounts, (viii) Liens in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, governmental permits, licenses and approvals, performance and return-of-money bonds and other similar obligations (ix) materialmen’s, warehousemen’s and mechanics’ Liens and other Liens arising by operation of Law in the ordinary course of business for sums not yet due, (x) the rights of the Parties pursuant to this Agreement and any other instruments to be delivered hereunder and (xi) rights under any Company Permit, Environmental Permit or NRC License of the Company or related to the Facility (the Liens described in subsections (i)-(xi) shall be referred to herein as “Permitted Liens”). None of the Permitted Liens interferes with the operation or maintenance of the Facility in the ordinary course of business.

(c)            Except as set forth in Schedule 3.12(c), to the Knowledge of Seller, all buildings, structures, improvements, fixtures, buildings systems and equipment, and all components thereof, located on the Properties are in good operating condition and repair (normal wear and tear excepted), are sufficient for the use and operation of the Facility as currently conducted, and include all physical assets owned NRG Energy, Inc. or its subsidiaries necessary to deliver power generated by the Facility to the point of interconnection with the applicable transmission and distribution service providers, other than remote terminal units, electronic devices and communications systems used for scheduling and interface services pursuant to the QSE Agreements or as typically used for power marketing activity in ERCOT.

(d)            The Company has good and valid title to, or a valid leasehold interest in, all of the material tangible personal property and assets comprising part of or used in connection with the Facility, free and clear of all Liens other than Permitted Liens and Liens that would not be material to the operation or maintenance of the Facility in the ordinary course. To the Knowledge of Seller, all fixtures, equipment and components thereof included in or used in connection with the Facility are in good and working condition and repair, reasonable wear and tear excepted. To the Knowledge of Seller, there are no facts or conditions affecting any of such fixtures, equipment or components thereof which would, individually or in the aggregate, reasonably be expected to interfere in any manner with the use, occupancy or operation of the Facility or any portion thereof other than those that would not be material to the operation or maintenance of the Facility in the ordinary course. Except as set forth in Schedule 3.12(d), to the Knowledge of Seller, no material maintenance, repair or replacement (including capital repairs or replacements) to the Facility or any portion thereof has been intentionally deferred due to the pendency of the transactions contemplated hereby.

Section 3.13          Company Insurance. Schedule 3.13 sets forth a list of the material insurance policies, including Nuclear Insurance Policies, maintained by the Company or its Affiliates for the benefit of the Company (the “Company Insurance Policies”). The Company Insurance Policies are in full force and effect, all premiums with respect thereto have been paid (other than retroactive premiums which may be payable in the future with respect to the ANI or NEIL policies), and neither Seller nor any of its Affiliates (including the Company) has received written notice of any pending or threatened termination or non-renewal of any such policy.

Section 3.14           Compliance with Environmental Laws.

(a)            Except as set forth on Schedule 3.14(a), (i) the Company has obtained or holds, the Environmental Permits listed on Schedule 3.14(a)(i), which are all material Environmental Permits used in or necessary for the Company’s ownership of the Facility as conducted prior to the Closing Date, (ii) the Company is and has been in compliance, in all respects, with applicable Environmental Laws and Environmental Permits, except as would not be material to the Company and the Purchased Asset, taken as a whole (iii) there are no material environmental claims pending or, to the Knowledge of Seller, threatened, against the Company, (iv) except as would not be material to the Company and the Purchased Assets, taken as a whole, no Hazardous Substances have been released by the Company at any Properties other than in compliance with applicable Environmental Laws and to the Knowledge of Seller no Hazardous Substances are present on or migrating from the Site, that are reasonably likely to give rise to a material environmental claim against the Company, and (v) the Company has not generated, transported or arranged for treatment, storage, handling, disposal or transportation of any Hazardous Substances from the Site to any location which is an Environmental Clean-up Site in material violation of any Environmental Law.

(b)            There is no Proceeding pending or, to the Knowledge of Seller, threatened (i) to revoke or terminate any Environmental Permit held by the Company or to modify in any material adverse manner any such Environmental Permit, (ii) alleging any material noncompliance with or material liability under any Environmental Law by the Company, or (iii) regarding any material Release of Hazardous Substances by or related to the Company not in compliance with Environmental Laws in all material respects.

(c)            Except as set forth on Schedule 3.14, Seller has made available to Buyer true and complete copies of all environmental site assessments, enforcement actions, notices of violation, and any material written correspondence to or from any Governmental Entity (other than INPO and WANO) related thereto, received by Seller that were prepared or issued in the past three (3) years under any Environmental Law that relates to the Facility.

(d)            Notwithstanding anything to the contrary in this Agreement, the representations and warranties made by Seller in this Section 3.14 and Section 4.3 are the exclusive representations and warranties made to Buyer relating to Environmental Laws and Environmental Permits.

Section 3.15          NRC Licenses.

(a)            Except for the required consents and approvals identified on Schedule 3.10, the Company has all NRC Licenses that are necessary for the ownership and possession of the Facility, the ISFSI and Nuclear Materials, as presently held, pursuant to the requirements of all Nuclear Laws and all such licenses are in full force and effect. To the Knowledge of Seller, the Company is in compliance in all material respects with all Nuclear Laws and all orders, rules, regulations or decisions of the NRC applicable to it with respect to the Facility, except as identified on Schedule 3.15(a). Schedule 3.15(b) sets forth all NRC Licenses held by the Company applicable to Facility and currently in effect. Notwithstanding anything to the contrary in this Agreement, the representations and warranties made by Seller in this Section 3.15 and Section 4.4 are the exclusive representations and warranties made to Buyer relating to NRC Licenses.

(b)            Except as set forth on Schedule 3.15(c), the Company has not received any written notification from the NRC which remains unresolved that it, STPNOC or the Facility is in material violation of any applicable Laws or the NRC Licenses, and there are no Proceedings pending or, to the Knowledge of Seller, threatened in writing that would result in the revocation or termination of any of the NRC Licenses.

Section 3.16           Decommissioning Trust; Qualified Decommissioning Funds.

(a)             Except as described on Schedule 3.16(a): (i) each Qualified Decommissioning Fund is a trust, validly existing under the Laws of the State of Texas, with all requisite authority to conduct its affairs as it now does; (ii) each Qualified Decommissioning Fund satisfies the requirements necessary for such fund to be treated as a “Nuclear Decommissioning Reserve Fund” within the meaning of Section 468A of the Code and a “nuclear decommissioning fund” and a “qualified nuclear decommissioning fund” within the meaning of Section 1.468A-1(b)(4) of the Treasury Regulations; (iii) with respect to all periods prior to the Closing, each Qualified Decommissioning Fund is and has been maintained in compliance in all material respects with the terms and conditions of each applicable Decommissioning Trust Agreement and all applicable Laws of the NRC, the IRS, PUCT and any other Governmental Entity, including Section 468A of the Code and Treasury Regulations Sections 1.468A-1 through 1.468A-9; (iv) each Qualified Decommissioning Fund has not engaged in any acts of “self-dealing” as defined in Section 1.468A-5(b)(2) of the Treasury Regulations; (v) no “excess contribution,” as defined in Section 1.468A-5(c)(2)(ii) of the Treasury Regulations, has been made to either Qualified Decommissioning Fund which has not been withdrawn within the period provided under Section 1.468A-5(c)(2)(i) of the Treasury Regulations; (vi) the assets of each Qualified Decommissioning Fund have been used exclusively to (A) satisfy, in whole or in part, the liability for Decommissioning costs of the Facility, (B) pay administrative costs and other incidental expenses of such Qualified Decommissioning Fund, and (C) make investments, to the extent the assets of such Qualified Decommissioning Fund are not needed to satisfy the purposes of clauses (A) and (B) above; and (vii) each Qualified Decommissioning Fund has received contributions in accordance with a schedule of deduction amounts issued by the IRS pursuant to Section 468A(f) of the Code and Treasury Regulation Section 1.468A-8 (“Schedule of Deduction Amounts”). Seller has made available to Buyer a true and complete copy of the Schedule of Deduction Amounts approved by the IRS with respect to each Qualified Decommissioning Fund.

(b)            Seller has made available to Buyer true and complete copies of the Decommissioning Trust Agreements as in effect on the date of this Agreement. Each Decommissioning Trust Agreement provides that the assets of the applicable Qualified Decommissioning Fund must be used as authorized by Section 468A of the Code and the Treasury Regulations promulgated thereunder, including the prohibition against self-dealing, and that such Decommissioning Trust Agreement cannot be amended to violate such provisions.

(c)            To the Knowledge of Seller, there are no (i) Liabilities, including any acts of “self-dealing” as defined in Treasury Regulation Section 1.468A-5(b)(2) or agency or other Proceedings that would materially affect the financial position of any Qualified Decommissioning Fund or (ii) Liens for Tax upon the assets of any Qualified Decommissioning Fund other than Permitted Liens.

(d)            The Company or the QNDT Trustee has filed or caused to be filed with the NRC, PUCT and any other Governmental Entity all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by such entities.

(e)            (i) The QNDT Trustee has filed or as of the Closing Date will have filed all material Tax Returns required to be filed prior to the Closing Date with respect to all taxable periods ending on or prior to the Closing Date, (ii) all Taxes of each Qualified Decommissioning Fund have been paid in full (regardless of whether shown on such Qualified Decommissioning Fund’s Tax Returns), and (iii) except as shown on Schedule 3.16(e), no notice of deficiency or assessment has been received from any Tax Authority with respect to any Adverse Consequence for Taxes of the Qualified Decommissioning Funds which have not been fully paid or finally settled. Except as set forth on Schedule 3.16(e), there are no outstanding agreements or waivers extending the applicable statutory periods of limitations for any Taxes associated with the Qualified Decommissioning Funds for any period.

(f)             Except as set forth in Schedule 3.16(f), the Company has not requested a schedule of ruling amounts pursuant to Section 468A(a) of the Code and Treasury Regulations Section 1.468A-3 (“Schedule of Ruling Amounts”) from the IRS concerning the Facility, and the Company has not made any contribution to any Qualified Decommissioning Fund except pursuant to a Schedule of Ruling Amounts.

(g)            Notwithstanding anything to the contrary in this Agreement, the representations and warranties made by Seller in this Section 3.16 are the exclusive representations and warranties made to Buyer relating to any Qualified Decommissioning Fund.

Section 3.17           Financial Statements; Undisclosed Liabilities.

(a)            Schedule 3.17(a) sets forth the following financial statements:

(i)            the unaudited consolidated balance sheet of the Company as of each of December 31, 2022 and December 31, 2021 and the related unaudited consolidated statements of operations for the respective annual periods then ended (such financial statements, the “Company Year-End Financial Statements”); and

(ii)           the unaudited consolidated balance sheet of the Company as of March 31, 2023 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations for the three (3) month period ending on the Balance Sheet Date (such financial statements, the “Company Balance Sheet” and, together with the Company Year-End Financial Statements, the “Company Financial Statements”).

(b)            The Company Financial Statements have been prepared in accordance with U.S. GAAP, subject to normal and recurring year-end adjustments and the absence of notes. The Company Financial Statements have been prepared based upon the financial books and records maintained by the Company.

(c)            Other than (i) as specifically set forth and adequately reserved for in the Company Balance Sheet, (ii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date (excluding Liabilities arising out of any breach of, or default under, any Law, Contract or Company Permit), (iii) Liabilities under Company Material Contracts (excluding Liabilities arising out of any breach of, or default under, any Company Material Contract), (iv) Retained Liabilities and (v) as set forth on Schedule 3.17(c) there are no material Liabilities of the Company that are required to be reflected on a balance sheet prepared consistent with the Company Financial Statements.

Section 3.18          Absence of Changes. From the Balance Sheet Date through the date of this Agreement, (a) the Company has conducted its business in all material respects in the ordinary course of business, and (b) there has not been any change, event or development, that individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 3.19           Labor and Employment. The Company does not have and has never had any employees. The Company is not and has never been a party to or bound by any collective bargaining agreement or other Contract with any labor union, organization, or other representative body of employees.

Section 3.20          Benefits Plan. Neither the Company nor any of its Subsidiaries sponsors, has sponsored, contributes to, has contributed to, has or had an obligation to contribute to or has any Liability (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, including on account of an ERISA Affiliate) with respect to, any Benefit Plan.

Section 3.21          Books and Records. The minute books of the Company, all of which have been made available to Buyer, have been maintained in accordance with sound business practices. The minute books of the Company contain true and complete records of all meetings, and actions taken by written consent of, the general partner or equityholders thereof.

Section 3.22           No Other Business. The Company does not conduct, and has never conducted, any business other than the ownership of Seller’s Interests in the Facility and the maintenance of the Qualified Decommissioning Fund and the related Decommissioning Trust Agreements.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING STPNOC

Except as otherwise disclosed in this Agreement, Seller hereby jointly and severally represents and warrants to Buyer, as of the date hereof and as of the Closing Date (except where such representation or warranty is expressly made as of another specific date), as follows, in each case, to the Knowledge of Seller:

Section 4.1             Compliance with Law; Proceedings.

(a)            Except as set forth on Schedule 4.1, STPNOC is in compliance in all material respects with all Laws applicable to its business and STPNOC Permits.

(b)            Except as set forth on Schedule 4.1, there are no material Proceedings pending or threatened against STPNOC or with respect to the Facility at law or in equity or before or by any Governmental Entity, and no investigation with respect to any of the foregoing has been commenced by a Governmental Entity and no written notice or assertion has been received by STPNOC with respect to any of the foregoing from a Governmental Entity. STPNOC is not in default with respect to or violation of any order, writ, injunction or decree known to or served upon STPNOC by any Governmental Entity, which would be material to STPNOC and the Facility, taken as a whole.

Section 4.2             STPNOC Permits. Except as set forth on Schedule 4.2, STPNOC has all material permits, licenses and other governmental authorizations, except for any Environmental Permits or NRC Licenses, necessary to operate the Facility and to conduct its business as currently conducted (the “STPNOC Permits”). Except as set forth on Schedule 4.2, (i) STPNOC is in material compliance with each STPNOC Permit, (ii) each STPNOC Permit is in full force and effect in accordance with its terms, (iii) there is no outstanding written notice or any other notice of revocation, cancellation or termination of any STPNOC Permit and (iv) there are no Proceedings pending or threatened that seek the revocation, cancellation or termination of any STPNOC Permit.

Section 4.3            Compliance with Environmental Laws.

(a)            Except as set forth on Schedule 4.3 and except as not material to STPNOC and the Facility taken as a whole, (i) STPNOC holds all the Environmental Permits necessary for the construction, operation and maintenance of the Facility, and all such Environmental Permits have been duly issued, are valid and are in full force and effect, (ii) STPNOC and the Facility are and during the three (3) years prior to the date hereof, have been in compliance with applicable Environmental Laws and Environmental Permits, (iii) there are no environmental claims pending against or threatened with respect to STPNOC or the Facility, (iv) no Hazardous Substances have been Released by STPNOC or the Facility at the Site other than in compliance with applicable Environmental Laws, and no Hazardous Substances are present on or migrating from the Site, in each case that are reasonably likely to give rise to a material environmental claim against STPNOC or the Facility, and (v) neither STPNOC nor the Facility has generated, transported or arranged for treatment, storage, handling, disposal or transportation of any Hazardous Substances from the Site to any location which is an Environmental Clean-up Site in material violation of any Environmental Law.

(b)            There is no Proceeding pending or threatened (i) to revoke or terminate any material Environmental Permit, or to modify in any material adverse manner any Environmental Permit held by STPNOC, (ii) alleging any material noncompliance with or material liability under any Environmental Law regarding the ownership, construction, operation or maintenance of the Facility, or (iii) regarding any material Release of Hazardous Substances by or related to STPNOC or the Facility not in compliance with Environmental Laws in all material respects.

(c)            Except as set forth on Schedule 4.3(c), Seller has made available to Buyer true and complete copies of all material environmental site assessments, compliance audits, enforcement actions, notices of violation, and any material written correspondence to or from any Governmental Entity (other than INPO and WANO) related thereto, in STPNOC’s possession that were prepared or issued in the past three (3) years under any Environmental Law that relates to the Facility.

(d)            The representations and warranties made by Seller in Section 3.14 and this Section 4.3 are the exclusive representations and warranties made to Buyer relating to Environmental Laws and Environmental Permits.

Section 4.4             NRC Licenses.

(a)            Except for the required consents and approvals identified on Schedule 4.4, STPNOC has all material NRC Licenses that are necessary for the operation of the Facility, the ISFSI and Nuclear Materials, as presently held, pursuant to the requirements of all Nuclear Laws and all such licenses are in full force and effect. STPNOC is in compliance in all material respects with all Nuclear Laws and all orders, rules, regulations or decisions of the NRC applicable to it with respect to the Facility, except as identified on Schedule 4.4(a). Schedule 4.4(a)(i) sets forth all NRC Licenses held by STPNOC applicable to Facility and currently in effect. Notwithstanding anything to the contrary in this Agreement, the representations and warranties made by Seller in Section 3.15 and this Section 4.4 are the exclusive representations and warranties made to Buyer relating to NRC Licenses.

(b)            Except as set forth on Schedule 4.4(b), STPNOC has not received any written notification from the NRC which remains unresolved that it or the Facility is in violation of any applicable Laws or the NRC Licenses in any material respect, and there are no Proceedings pending or threatened in writing that would result in the revocation or termination of any of the NRC Licenses.

Section 4.5             Financial Statements.

(a)            Seller has delivered to Buyer true and complete copies that Seller received of the following financial statements:

(i)            as set forth on Schedule 4.5(a)(i), the audited consolidated balance sheet of STPNOC as of each of December 31, 2022, and December 31, 2021, and the related audited consolidated statements of operations and comprehensive income (loss) and cash flows for the respective annual periods then ended (such financial statements, the “STPNOC Audited Financial Statements”); and

(ii)            as set forth on Schedule 4.5(a)(ii), the unaudited consolidated balance sheet of STPNOC as of the Balance Sheet Date and the related unaudited consolidated statements of operations and comprehensive income (loss) and cash flows for the three-month period ending on the Balance Sheet Date (such financial statements, the “STPNOC Unaudited Financial Statements” and, together with the STPNOC Audited Financial Statements, the “STPNOC Financial Statements”).

(b)            The STPNOC Audited Financial Statements present fairly the consolidated financial position, the financial operations and the cash flows of STPNOC as of the respective dates and for the respective periods set forth therein in accordance with U.S. GAAP, except as set forth on Schedule 4.5(b). The STPNOC Unaudited Financial Statements have been prepared in accordance with U.S. GAAP, subject to normal and recurring year-end adjustments and the absence of notes. The STPNOC Financial Statements have been prepared based upon the financial books and records maintained by STPNOC.

Section 4.6             STPNOC Material Contracts. Schedule 4.6(a) sets forth a true and complete list of all STPNOC Material Contracts, including any amendments, supplements, waivers, other modifications thereto, and any assignments or terminations thereof. Except as otherwise set forth on Schedule 4.6(b): (i) each STPNOC Material Contract is valid and in full force and effect and is a binding obligation of STPNOC and of each other party thereto, enforceable against STPNOC and each other party thereto in accordance with its terms, except as such enforceability may be limited by Enforceability Exceptions, (ii) STPNOC and each other party thereto has performed all of its material obligations each STPNOC Material Contract and neither STPNOC nor any other party thereto is in material default under each STPNOC Material Contract, and (iii) neither Seller nor STPNOC has received any written notice that STPNOC is in material default under any STPNOC Material Contract. Except as set forth on Schedule 4.6(b) or as specifically set forth in the Multi-year Plan, the terms and conditions of each STPNOC Material Contract (including any amendments, supplements, waivers and other modifications thereto as of the date hereof) are consistent in all material respects with the costs, expenses and other liabilities related to the Facility contemplated by the Budget and the STPNOC Business Plan with respect to 2023- 2028 provided to the Buyer by the Seller as file 5.1.1 – “2023-2028 STPNOC Business Plan_FINAL APPROVED.pdf” in the Virtual Data Room (the “Multi-year Plan”) and none of the Budget nor Multi-year Plan is dependent upon or assumes the occurrence of any amendment, supplement, waiver or other modification to any STPNOC Material Contract, other than renewals of such STPNOC Material Contracts in the ordinary course and consistent with market pricing.

Section 4.7             Labor and Employment.

(a)            Except as set forth in Schedule 4.7(a), neither the Facility nor STPNOC is a party to or bound by any collective bargaining agreement or other Contract with any labor union, organization, or other representative of employees. Except as set forth in Schedule 4.7(a), neither the Facility nor STPNOC is negotiating any such agreement and within twelve (12) months prior to the date hereof there has not been any new union organizing activities involving employees of the Facility or STPNOC to authorize representation by any union or labor organization. There are, and during the twelve (12) months prior to the date hereof there have been, no strikes, work stoppages, slowdowns, lockouts or other disputes with a union or other labor organization pending or threatened against or involving any employees of the Facility or STPNOC.

(b)            STPNOC is, and in the two (2) years prior to the date hereof has been, in compliance in all material respects with all Laws respecting employment and labor, including the Immigration Reform and Control Act of 1986, and all Laws concerning employment practices. Except as set forth on Schedule 4.7(b), there is and, in the two (2) years prior to the date hereof, has been, no pending or threatened in writing charge (including employment discrimination and unfair labor practice charges), lawsuit, arbitration, audit, or other Proceeding or settlement thereof brought by or on entered into on behalf of, or otherwise involving, any current or former employee, or any Governmental Entity, that concerns the labor or employment practices or working conditions of STPNOC or the Facility.

Section 4.8            STPNOC Benefit Plans

(a)            Schedule 4.8(a) sets forth each material STPNOC Benefit Plan. Except as set forth on Schedule 4.8(a)(i) or as would not reasonably be expected to result in material Liability to the Company or any of its Affiliates: (i) each STPNOC Benefit Plan has, in all material respects, been maintained and operated in conformity with the terms of such STPNOC Benefit Plan and with all applicable Laws; (ii) there is no pending or threatened action, claim or lawsuit relating to any STPNOC Benefit Plan (other than routine claims for benefits); and (iii) each STPNOC Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code has either received a favorable and currently effective determination letter from the IRS or is in the form of a prototype or volume submitter document that is the subject of a favorable opinion letter from the IRS on which it is entitled to rely.

(b)            With respect to each STPNOC Benefit Plan subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA (i) no material liability under Title IV or Section 302 of ERISA has been incurred by STPNOC or any ERISA Affiliate thereof that has not been satisfied in full and there has been no application for or receipt of a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA; and (ii) the funding information provided to Buyer with respect to such STPNOC Benefit Plan and set forth on Schedule 4.8(b) was prepared in accordance with GAAP, the requirements of Law and the requirements of such STPNOC Benefit Plan and accurately reflects in all material respects each such STPNOC Benefit Plan’s disclosed benefit cost and balance sheet assets and liabilities as of the date thereof.

(c)            Except as set forth on Schedule 4.8(c), no STPNOC Benefit Plan, nor STPNOC, provides or has any obligation to provide, current or former employees of STPNOC (or any beneficiaries thereof) welfare benefits (including medical and life insurance benefits) after such Person terminates employment with STPNOC, except for the coverage continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(d)            Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby are reasonably expected to (i) entitle any current or former director, officer, employee or consultant to any payment (including severance pay or similar compensation), any cancellation of indebtedness, or any increase in compensation; or (ii) result in the acceleration of payment, funding or vesting or increase in benefits payable under any STPNOC Benefit Plan.

Section 4.9             Privacy and Information Security.

(a)            STPNOC has established an Information Security Program that is appropriately implemented and maintained. STPNOC has assessed and tested its Information Security Program on no less than an annual basis; remediated all critical, high, and medium-level vulnerabilities; and there have been, in the preceding two (2) years, no material violations of such Information Security Program, except as set forth on Schedule 4.9(a). The IT Systems currently used by the Facility are in good working condition, do not contain any Malicious Code or defect, and operate and perform as necessary to conduct the business of the Facility. STPNOC complies and has complied in the preceding two (2) years in all material respects with STPNOC privacy policies and the Privacy and Security Requirements. Neither the execution, delivery or performance by Seller of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate in any material respect any Privacy and Security Requirements.

(b)            STPNOC has not suffered in the preceding two (2) years and is not suffering a Security Incident, has not been, in the preceding two (2) years, and is not required to notify any Person or Governmental Entity of any Security Incident, and has not been, in the preceding two (2) years, and is not adversely affected by any Malicious Code, ransomware or malware attacks, or denial-of-service attacks on any IT Systems. Neither STPNOC nor any third party acting at the direction or authorization of STPNOC has paid any perpetrator of any actual or threatened Security Incident or cyber-attack, including, but not limited to a ransomware attack or a denial-of-service attack. STPNOC has not received a written notice (including any enforcement notice), letter, or complaint from a Governmental Entity or any Person alleging noncompliance with any Privacy and Security Requirements or STPNOC privacy policies and has not been subject to any Proceeding relating to noncompliance with Privacy and Security Requirements or STPNOC’s Processing of any Personal Data.

Section 4.10           STPNOC Insurance. Schedule 4.10 sets forth a list of the material insurance policies, including applicable Nuclear Insurance Policies, maintained by the STPNOC for the benefit of the Company (the “STPNOC Insurance Policies”). The STPNOC Insurance Policies are in full force and effect, all premiums with respect thereto have been paid (other than retroactive premiums which may be payable in the future with respect to the ANI or NEIL policies), and neither Seller nor any of its Affiliates (including the Company) has received written notice of any pending or threatened termination or non-renewal of any such policy.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise disclosed in this Agreement, Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date (except where such representation or warranty is expressly made as of another specific date), as follows:

Section 5.1            Organization and Corporate Power of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full limited liability company power and authority to execute, deliver and perform this Agreement and the Related Agreements to the extent a party thereto.

Section 5.2             Authorization; Validity.

(a)            The execution, delivery and performance by Buyer of this Agreement, and each Related Agreement to the extent Buyer is a party thereto, have been duly authorized by all requisite limited liability company action on the part of Buyer.

(b)            Each of this Agreement and, at the Closing, each Related Agreement, to the extent Buyer is a party thereto, has been or will be, as applicable, duly executed and delivered by Buyer and constitutes or will constitute, as applicable, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by Enforceability Exceptions.

Section 5.3             No Conflict. Except for the required consents and approvals identified on Schedule 5.4, the execution, delivery and performance by Buyer of this Agreement and all other documents and instruments contemplated hereby to which Buyer is a party and the consummation by Buyer of the Contemplated Transactions will not (a) violate, conflict with or result in a breach of any provisions of the certificate of organization, limited liability company agreement or other similar organizational documents of Buyer, (b) violate in any material respect any Law applicable to Buyer, or any order of any Governmental Entity having jurisdiction over Buyer, or (c) breach or violate, conflict with or constitute (with or without due notice or lapse of time or both) a default under, or give rise to a right of termination, cancellation, modification or acceleration of any obligations under in any material respect, any material note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation by which Buyer, or any of its assets are bound.

Section 5.4             Consents and Approvals. Except as set forth on Schedule 5.4, no registration or filing with, notice to, or consent or approval of or other action by, any Governmental Entity is, or will be, necessary for the valid execution, delivery and performance by Buyer of this Agreement and the consummation of the Contemplated Transactions, except where the failure to make or obtain such registrations, filings, consents or approvals would not have individually, or in the aggregate, a Buyer Material Adverse Effect.

Section 5.5             Brokers. Neither Buyer, nor any of its Affiliates has engaged any broker, finder or agent in connection with the Contemplated Transactions which may result in obligations of Seller or any of its Affiliates (including the Company, prior to Closing) to pay any brokerage or finder’s commission, fee or similar compensation as a result of the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.

Section 5.6            Availability of Funds. Buyer will have, at the Closing, sufficient funds available to it through corporate funds, credit facilities and access to capital markets to pay the Purchase Price on the Closing Date and to enable Buyer to timely perform all of its obligations under this Agreement.

Section 5.7             Investment. Buyer is acquiring the Equity for its own account, for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof as such term is used in connection with the registration provisions of the Securities Act. Buyer acknowledges that the Equity is not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that the Equity may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. Buyer (either alone or together with any person retained to advise it with respect to the Contemplated Transactions) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity and is capable of bearing the economic risk of such investment.

Section 5.8             Litigation. Except as set forth on Schedule 5.8, there are no Proceedings pending or, to the knowledge of Buyer, threatened against Buyer, before or by any Governmental Entity or arbitrator, nor are there any judgments, decrees or orders of any such Governmental Entity or arbitrator outstanding against Buyer, that have or, if adversely determined, would have, a Buyer Material Adverse Effect.

Section 5.9            Foreign Ownership or Control. Buyer will conform to the restrictions on foreign ownership, control or domination contained in Sections 103d and 104d of the Atomic Energy Act of 1954, as amended, 42 U.S.C. §§ 2133(d) and 2134(d), as applicable, and the NRC’s regulations in 10 C.F.R. § 50.38. Buyer is not currently owned, controlled or dominated by a foreign entity and will not become owned, controlled or dominated by a foreign entity before the Closing Date.

Section 5.10         Qualified Buyer. As of the date hereof Buyer is, and as of Closing Buyer will be, qualified (a) to obtain or hold any Company Permit, Environmental Permit or NRC License or meet any NRC commitment necessary for the Company, as an indirect Subsidiary of Buyer, to own its interest in the Facility (and consummate any Related Transaction Actions, if applicable), and (b) to satisfy as of the Closing the NRC funding assurance requirements for purposes of satisfying the Company’s obligations of Decommissioning pursuant to Section 6.11 hereof or shall otherwise comply with Section Section 6.7(c).

ARTICLE VI
ACCESS; ADDITIONAL AGREEMENTS

Section 6.1           Access to Information; Continuing Disclosure. Upon reasonable notice and subject to compliance with all applicable NRC rules and regulations, and other applicable Laws or regulatory requirements, Seller and Buyer shall cooperate in developing a mutually acceptable transition plan, which shall include, during the period before the Closing, (i) reasonable access, at reasonable times and upon reasonable notice during normal business hours, to the Facility, Properties, books and records of the Company and, subject to the Parties’ Reasonable Efforts, STPNOC (but not for the conduct of any sampling, testing or other invasive or non-invasive analysis of soil, water, air, building materials, structures, equipment, materials or wastes), provided, however, that Seller shall have the right to (A) have a Seller representative(s) present with such Buyer representative(s) at all times that such Buyer representative(s) is on any of the Company’s or its Affiliates’ properties, and (B) impose reasonable restrictions and requirements on such access as necessary for safety and security purposes; and (ii) the furnishing of financial and operating data and other information reasonably requested by Buyer regarding the Company, and subject to the Parties’ Reasonable Efforts, STPNOC and the Facility. Buyer shall indemnify Seller and its Affiliates for any Adverse Consequences incurred by Seller and caused by such Buyer representative(s) during such access, including for any property damage or personal injury. Seller shall not be required to take any action that would constitute a waiver of the attorney-client privilege. Seller and the Company shall not be required to provide to Buyer any information that Seller or the Company is prohibited from providing under Law or any confidentiality obligation in existence as of the date of this Agreement. In addition, if the Company determines, in good faith, that such access or furnishing of information would (X) result in disclosures of trade secrets of third parties, (Y) cause competitive harm to the Company or with respect the Facility or (Z) expose the Company to risk of liability under data protection Laws for disclosure of personal information, then to such extent, after discussing alternative arrangements with Buyer in good faith, the Company shall not be required to afford such access or furnish such information. Subject to Section 13.7, all information furnished by or on behalf of Seller or the Company hereunder shall be subject to the terms of the Confidentiality Agreement dated as of January 3, 2023 between NRG Energy, Inc. and Buyer (the “Confidentiality Agreement”). Each Party shall use its Reasonable Efforts to cause STPNOC to provide any access or make available any records contemplated by this Section 6.1, upon reasonable advance notice and during normal business hours, and to otherwise facilitate the actions contemplated by this Section 6.1.

Section 6.2           Consents and Approvals.

(a)            NRC. As promptly as practicable, but in no event later than twenty (20) days after the date of this Agreement (unless a later date is mutually agreed between the Parties), Buyer and Seller or the Company shall cause to be filed with NRC a joint Application for Order Approving License Transfers and Proposed Conforming License Amendments for the Facility. The application shall include a request for NRC prior written consent to the cancellation of the Support Agreements. Buyer shall have primary responsibility for preparing all such filings and any NRC fees shall be borne solely by Buyer. Thereafter, Buyer and Seller and the Company, as applicable, shall cooperate with one another to facilitate NRC review of the application, including by providing the NRC staff with such documents or information that the NRC staff may request or require any of the Parties to provide or generate.

(b)            Texas. As promptly as practicable, but in no event later than thirty (30) days after a mutual determination by the Parties that any filing is required with the PUCT (unless a later date is mutually agreed between the Parties), Buyer and Seller or the Company shall each make the filings required to be made with the PUCT set forth in Schedules 3.3, 3.10, 4.4 and 5.4, as applicable. As promptly as practical prior to submitting any application contemplated by this Section 6.2(b), the submitting Party shall provide a draft of such application to the other Party for review and comment and the submitting Party shall in good faith consider any revisions reasonably requested by the reviewing Party.

(c)            HSR Act. Each of the Company and Buyer shall (and shall cause their respective Subsidiaries and Affiliates to) file with the U.S. Department of Justice and the Federal Trade Commission its Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within twenty (20) days after the date hereof (unless a later date is mutually agreed between the Parties).

(d)            General Provisions.

(i)            Subject to the terms and conditions of this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall each use their reasonable best efforts to (A) cause the Contemplated Transactions to be consummated as soon as practicable, (B) make promptly any required submissions and filings to Governmental Entities with respect to Contemplated Transactions, including as set forth in Sections 6.2(a), 6.2(b), and 6.2(c) above, (C) promptly furnish information required in connection with such submissions and filings to such Governmental Entities, (D) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to such Governmental Entities, including with respect to: (1) the receipt of any non-action, action, clearance, consent, approval or waiver, (2) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or Proceeding under applicable Laws and (3) the nature and status of any objections raised or proposed or threatened to be raised with respect to the Contemplated Transactions, and (E) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Entities necessary to consummate the Contemplated Transactions as soon as possible. With respect to the approvals set forth in Section 6.2(a), Buyer shall have the right to control and direct the process by which the Parties seek to avoid or eliminate impediments under any antitrust, competition, trade regulation or Nuclear Law, including by directing the strategy and making final determinations (after considering in good faith the views of Seller) related to the review or investigation of the Contemplated Transactions by any Governmental Entity.

(ii)            In furtherance and not in limitation of the foregoing: each Party agrees to use its reasonable best efforts to (A) make the appropriate filings with the NRC, the U.S. Department of Justice, the Federal Trade Commission and PUCT with respect to the Contemplated Transactions as promptly as reasonably practicable following the date of this Agreement and as set forth above, (B) supply as soon as practicable any additional information and documentary material that may be requested, and (C) take, or cause to be taken, all other actions consistent with this Section 6.2 necessary to obtain the Required Regulatory Approvals.

(iii)            Seller and Buyer shall, subject to applicable Law relating to the exchange of information: (A) promptly notify the other Party of (and if in writing, furnish the other Party with copies of) any material communication to such Party from a Governmental Entity regarding the filings and submissions described in this Section 6.2 and permit the other Party to review and discuss in advance (and to consider in good faith any comments made by the other Party in relation to) any proposed written response to any communication from a Governmental Entity regarding the filings and submissions described in this Section 6.2, (B) keep the other Party reasonably informed of any substantive developments, meetings or discussions with any Governmental Entity in respect of any filings, investigation or inquiry concerning the Contemplated Transactions and (C) not independently participate in any substantive meeting or discussion with a Governmental Entity in respect to any filings, investigation or inquiry concerning the Contemplated Transactions without giving the other Party prior notice of such meeting or discussion and, unless prohibited by such Governmental Entity, the opportunity to attend or participate; provided, that the Parties shall be permitted to redact any correspondence, filing, submission or communication to the extent such correspondence, filing, submission or communication contains competitively or commercially sensitive information, including information relating to the valuation of the Contemplated Transactions.

(iv)            In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 6.2, including subparagraph (v) below, Buyer agrees to take, or cause its Affiliates to take, promptly such steps as necessary to avoid, eliminate or resolve any impediment and obtain all clearances, consents, approvals and waivers under applicable Laws that may be required by any Governmental Entity, so as to enable the Parties to consummate the Contemplated Transactions as soon as reasonably practicable.

(v)             Notwithstanding anything to the contrary herein, neither Buyer nor any of its Affiliates shall be required to take any action if it would result in a Burdensome Condition. Notwithstanding anything to the contrary herein, within sixty (60) days from the date hereof, Buyer or its Affiliates may enter into one or more definitive purchase agreements and/or agreements to operate with the other owners of the Facility to purchase all or any portion of their ownership interests in the Facility and/or operate all or any portion of the Facility (“Related Transactions”), and in connection therewith, and within such sixty (60) day period, (i) make required filings to seek approval from the NRC, PUCT or with respect to the HSR Act, or any other required approvals from Governmental Entities, if applicable, including modifications to the NRC Joint Application for Order Approving License Transfers and Proposed Conforming License Amendments for the Facility and (ii) to the extent required, make written requests for consent or approval of third parties (collectively, “Related Transaction Actions”), and such Related Transaction and Related Transaction Actions shall not constitute a breach of the provisions contained in this Section 6.2; provided, however, that Buyer and its Affiliates agree not to enter into any Related Transaction or take any Related Transaction Actions, without the consent of Seller, from and after the date that is sixty (60) days after the date hereof if such Related Transaction or Related Transaction Actions would be reasonably expected to delay, impede or otherwise interfere with the transactions contemplated by this Agreement. For the avoidance of doubt, if Buyer enters into the Related Transactions and takes the Related Transactions Actions, Buyer’s obligations with respect to obtaining consents and approvals from any Governmental Entities in connection with the Related Transactions and Related Transaction Actions shall be subject to this Section 6.2.

(vi)            Notwithstanding anything to the contrary contained herein, neither Seller nor any of its Affiliates shall under any circumstances be required in connection with this Agreement or the Contemplated Transactions to offer, accept, agree, commit to agree or consent to, any material undertaking, term, condition, liability, obligation, commitment, sanction or other measure; provided, however, that, with respect to Seller, the foregoing shall not apply to the Company so long as any required material undertaking, term, condition, liability, obligations, commitments, sanction other measure is conditioned upon, and effective after the Closing.

(vii)            In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 6.2, in the event that any Proceeding is commenced, threatened or is reasonably foreseeable challenging any of the Contemplated Transactions and such Proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Contemplated Transactions, each Party shall use reasonable best efforts to take any and all action to avoid or resolve any such Proceeding as promptly as practicable. In addition, each Party shall cooperate with each other Party and use its reasonable best efforts to contest, defend and resist any such Proceeding and to have vacated, lifted, reversed or overturned any ruling, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays, interferes with or restricts consummation of the Contemplated Transactions as promptly as practicable.

(viii)          To the extent required, Buyer shall have the primary responsibility for securing the transfer, reissuance or procurement (as applicable) of the Company Permits and Environmental Permits effective as of the Closing Date. Seller shall and shall cause the Company to cooperate with Buyer’s efforts in this regard and assist in any transfer or reissuance of any Company Permit or Environmental Permit required in connection with the Contemplated Transactions or the procurement of any other Company Permit or Environmental Permit when so requested by Buyer.

(e)            Third Party Consents.

(i)            As promptly as practicable, but in no event later than thirty (30) days after the date hereof, the Parties, as applicable, shall make, deliver or file all other notices, requests, filings, applications, registrations, consents and authorizations listed on Schedule 6.2(e).

(ii)            In fulfilling their obligations pursuant to this Section 6.2(e), the Parties shall cooperate in good faith with each other and use Reasonable Efforts to obtain all necessary consents, approvals and authorizations of all third Persons necessary to consummate the Contemplated Transactions.

Section 6.3            Further Assurances. Without in any way limiting the obligations of the Parties pursuant to Section 6.2, from time to time from the date hereof, as and when reasonably requested by any Party hereto, the requested Party shall use Reasonable Efforts to take, or to cause to be taken, all action and to do, or cause to be done, or to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions necessary, proper or advisable to consummate the Contemplated Transactions, as promptly as practicable or sooner as required by this Agreement.

Section 6.4            Conduct of Business of the Company.

(a)            From the date hereof until the Closing, Seller shall cause the Company to conduct its business in the ordinary course and in a manner consistent with past practices. Except as expressly contemplated by this Agreement, as may be required by Law or any Governmental Entity, as necessary for emergency situations (subject to Section 6.4(b)(i)), or as set forth on Schedule 6.4(a), from the date hereof until the Closing, (x) Seller shall not and shall cause the Company not to, and (y) Seller shall cause its appointee to the board of directors of STPNOC not to approve (unless required by fiduciary duties or the Budget), with respect to STPNOC or the Facility, and Seller shall otherwise use its Reasonable Efforts to cause STPNOC or the Facility not to, as applicable, in each case without the prior written consent of Buyer:

(i)              sell, acquire or dispose of any material assets or properties of the Company or the Facility, other than sales, acquisitions or dispositions in the ordinary course of business or sales, acquisitions or dispositions required by any Company Material Contract or STPNOC Material Contract, as applicable;

(ii)            create or permit any material Lien on any of its assets or assets of the Facility, except (A) Permitted Liens, or (B) any Lien that will be released prior to the Closing;

(iii)            (A) amend, supplement, waive or otherwise modify any material provision of, or terminate or assign, or enter into any material Company Permits or Environmental Permits of the Company other than as required by the terms thereof or this Agreement, applicable Law, or in the ordinary course of business, (B) amend, supplement, waive or otherwise modify any material provision of, or terminate or assign, or enter into any Company Material Contract other than as required by the terms thereof or this Agreement, or (C) amend, supplement, waive or otherwise modify any material provision of, or terminate or assign, or enter into any STPNOC Material Contract, or Environmental Permit, other than as required by the terms thereof or this Agreement, applicable Law, or in the ordinary course of business;

(iv)            incur any Indebtedness other than (A) Indebtedness incurred in the ordinary course of business which will be extinguished prior to the Closing, (B) Indebtedness to Affiliates of Seller which will be extinguished prior to the Closing, and (C) Indebtedness incurred in accordance with a Contract or pursuant to Contracts otherwise expressly permitted to be entered into under this Agreement;

(v)            merge with, or be acquired by, or acquire any or all of the equity or assets of any other Person;

(vi)            assume, guarantee, endorse or otherwise become responsible for the obligations of any other Person;

(vii)           make loans or advances to, or investments or capital contributions to, any other Person, except with respect to STPNOC, in the ordinary course of business and, except with respect to the Company, any such loans or advances to STPNOC in the ordinary course of business;

(viii)          forgive or discharge in whole or in part any outstanding loans or advances to any other Person, except for any outstanding loans or advances by the Company to any Affiliates of Seller required to be extinguished prior to the Closing;

(ix)            enter into any Contract that restricts (or purports to restrict) the ability of the Company to engage in business in any geographic area or compete with any Person;

(x)            enter into any Contract between the Company, on the one hand, and Seller or any Affiliate of Seller, on the other hand, that will not be terminated prior to the Closing in accordance with Section 6.7;

(xi)            alter in any material way any method of accounting or the manner in which such Person has regularly and customarily maintained its books of account and records, except as may be required by Law or U.S. GAAP;

(xii)           except as required by Law, change, in any material respect, its Tax practice or policy (including making new Tax elections or changing Tax elections and settling or compromising Tax controversies to the extent such change, settlement or compromise would be binding on the Company after the Closing), file any material amended Tax Return, surrender or forfeit any right to claim a material Tax refund, or consent to any extension or waiver of the limitation period applicable to any Tax Return or any claim or assessment in respect of any Taxes;

(xiii)           split, combine, reclassify or otherwise change its Equity or other equity interests, or its interests in the Facility, or redeem any of its Equity or other equity interests or interests in the Facility;

(xiv)           issue or sell any of its Equity or other equity interests, or any interests in the Facility, or any securities or obligations convertible into or exchangeable for, or give any Person any right to acquire, any of its Equity or other equity interests or any interests in the Facility, including the Seller’s Interests;

(xv)           amend, supplement, waive or otherwise modify or terminate its articles of incorporation, bylaws, certificate of limited partnership or limited partnership agreement, as applicable;

(xvi)          adopt any plan of liquidation or dissolution;

(xvii)         in the case of the Company only, settle any Proceeding, other than settlements that do not involve non-monetary relief or any admission of guilt or ongoing liability to the Company, and involve only monetary relief paid in full or received by Seller prior to the Closing;

(xviii)        in the case of the Company, hire any officer or employee or adopt any Benefit Plan;

(xix)           in the case of STPNOC, except in the ordinary course of business consistent with past practices, (A) approve or make any modifications or increase in the base salaries, bonuses or other compensation (including incentive compensation) of any officer, employee or director, or (B) enter into, amend or terminate any STPNOC Benefit Plan;

(xx)            in the case of STPNOC, enter into, adopt, establish, modify or extend any collective bargaining or other labor agreement with any labor union or employee representative, except in the ordinary course of business after consulting with Buyer;

(xxi)           cause or permit any termination or expiration of any Insurance Policy or any amendment of any Insurance Policy that would materially and adversely affect the Company or the Facility; or

(xxii)          enter into an agreement, including any Contract, to do any of the things described in clauses (i) through (xxi) above.

(b)           Notwithstanding anything herein to the contrary, Seller, the Company and STPNOC shall have the right, as they each deem appropriate in their sole discretion, to:

(i)              Conduct, prosecute and settle the Uri Litigation, the Property Tax Litigation and, after consulting with Buyer, any and all regulatory hearings or proceedings in the ordinary course of business, other than enforcement actions or litigation brought by non-Governmental Entities;

(ii)            take any and all actions, as the owner or operator of the Facility, as applicable, reasonably necessary or advisable that a prudent owner or operator would take (A) to maintain safe operation of the Facility, (B) to prevent or mitigate the effects of any harm, damage or injury to the environment, persons or the Facility in emergency circumstances while such emergency is continuing, or (C) subject to Section 6.2, maintain compliance with the NRC Licenses and other Laws, including those relating to the Facility or the Qualified Decommissioning Funds; provided that Seller shall provide prompt written notice to Buyer of any such actions described in clauses (a)(i) through (a)(xxiii) above; and

(iii)            cause the Company to make any number and size of distributions of cash prior to the Closing.

(c)            From the date hereof until the Closing, Seller shall and shall cause the Company to reasonably cooperate with any efforts by Buyer to obtain (i) an irrevocable written commitment from a title company to issue an owner’s title insurance policy with respect to the Properties, including any endorsements thereto, and (ii) a final as-built ALTA survey of the Properties, reflecting the Facility. Buyer shall provide to Seller promptly a copy of any such written commitment from a title company and final as-built ALTA survey of the Properties.

Section 6.5            Notice of Changes. Prior to the Closing, each Party shall promptly advise the other in writing with respect to any matter arising after execution of this Agreement of which such Party obtains knowledge and which, if existing or occurring at the date of this Agreement and not set forth in this Agreement, including any of the Schedules, would have constituted a breach of a representation or warranty of such Party contained herein. Seller may update the Schedules to reflect any matter arising after the date hereof and before the Closing which, if existing or occurring at the date of this Agreement and not set forth in this Agreement, including any of the Schedules, would have constituted a breach of a representation or warranty of Seller contained herein (each a “Schedule Supplement”). Except with respect to Schedules 3.7(b), 3.9(a), 3.13, 3.14(a)(i), 4.6(a) or 4.8(a) as set forth below, any such Schedule Supplement shall not apply to cure any inaccuracy in or breach of any representation or warranty contained in this Agreement made at the date hereof or at Closing, including, in each case, for purposes of the indemnification or termination rights contained in this Agreement and determining whether or not the conditions set forth in Section 8.2 have been satisfied; provided, however, that, if Buyer has the right to terminate this Agreement pursuant to Section 11.1(c) as a result of any matter set forth in any such Schedule Supplement, and Buyer does not elect to so terminate this Agreement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter. Any actions of the Company consented to by Buyer in writing shall automatically be deemed to amend any appropriate Schedule and such amendment shall not be subject to, or included in, any determination of whether the provisions of Sections 8.2 or 11.1(c) are satisfied or applicable. Notwithstanding anything to the contrary in this Section 6.5, but subject to Section 6.4, if Seller delivers to Buyer a Schedule Supplement in connection with (i) Schedule 3.7(b) with respect to Company Permits, (ii) Schedule 3.9(a) with respect to Company Material Contracts, (iii) Schedule 3.12(a) or (b), solely with respect to matters identified pursuant to the title commitment and surveys to be obtained in accordance with Section 6.4(c) that are not material, (iv) Schedule 3.13 with respect to material insurance policies maintained by or for the benefit of the Company, (v) Schedule 3.14(a)(i) with respect to Environmental Permits, (vi) Schedule 4.6(a) with respect to STPNOC Material Contracts, or (vii) Schedule 4.8(a) with respect to STPNOC Benefit Plans, such Schedule Supplement shall apply to cure any inaccuracy in or breach of the corresponding representation or warranty contained in this Agreement made at Closing that required the listing of such information so long as Seller delivers such Schedule Supplement to Buyer reasonably promptly after obtaining knowledge of the applicable matter giving rise to such Schedule Supplement.

Section 6.6            Excluded Assets; Retained Liabilities.

(a)            Notwithstanding any provision herein to the contrary, the following assets shall be excluded from the transaction (the “Excluded Assets”), and Seller shall, to the extent applicable, prior to the Closing, dividend, transfer, dispose of, extinguish or otherwise exclude from the Company such assets:

(i)              all trademarks, service marks and tradenames containing “NRG”, including all NRG Marks and Marked Materials;

(ii)             any refunds or credits related to Taxes to the extent attributable to Tax periods (or portions thereof as determined in a manner consistent with Section 7.1) ending on or prior to the Closing Date;

(iii)            the Contracts listed on Schedule 6.6(a)(iii) (the “Excluded Contracts”);

(iv)            the Excluded Records;

(v)            all rights to premium refunds and distributions made on or after the Closing with respect to periods on or prior to the Closing under the Nuclear Insurance Policies of the Company with ANI, including any rights to receive premium refunds, distributions and continuity credits with respect to periods prior to the Closing pursuant to the ANI nuclear industry credit rating plan; and

(vi)            the Insurance Policies set forth on Schedule 6.6(a)(vi) and all rights under such policies, including with respect to occurrences taking place prior to the Closing Effective Time and all proceeds with respect thereto; and

(vii)            all rights with respect to the Property Tax Litigation.

(b)            To the extent that any proceeds relating to the Excluded Assets are received by Buyer or any of its Affiliates (including the Company) after the Closing, Buyer shall remit such proceeds to Seller promptly after receipt thereof.

(c)            Notwithstanding any other provision of this Agreement, Seller shall retain and discharge the following Liabilities (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), (the “Retained Liabilities”):

(i)            all Liabilities expressly retained by Seller pursuant to Article VII;

(ii)            all Liabilities to the extent relating to or arising under any Excluded Asset; and

(iii)            all Liabilities with respect to the Uri Litigation and the Property Tax Litigation (other than Buyer’s pro rata share of any property taxes with respect to the period after the Closing Effective Time, in accordance with this Agreement).

Section 6.7            Affiliate Transactions.

(a)            All intercompany transactions between the Company and any of Seller or its Affiliates, including any Indebtedness owed to Seller or its Affiliates, shall be settled prior to or concurrent with the Closing without any Liability of the Company from and after the Closing, except for those set forth on Schedule 6.7(a).

(b)            All Contracts solely between the Company and its Affiliates shall be terminated on or prior to the Closing, except for those set forth on Schedule 6.7(b).

(c)            Schedule 6.7(c) sets forth a complete list of all guarantees, bonds, letters of credit or financial assurances related to the Company (the “Company Guarantees”). As of the Closing, Buyer shall use reasonable best efforts, consistent with Section 6.2, to replace or provide for the replacement of, or shall cause to be replaced or the replacement to be provided for, as applicable, the Company Guarantees, as supplemented to the date of the Closing, and reasonably cooperate with Seller’s efforts to obtain evidence of release of Seller and to cause any Company Guarantees, as supplemented to the date of the Closing, provided for by Seller or its Affiliates to be terminated (and returned to Seller) and for Seller or its Affiliates to be released from any Adverse Consequences related thereto. If, despite Buyer’s efforts, the beneficiary of any Company Guarantee refuses to release or terminate any Company Guarantee, Buyer shall reasonably cooperate with Seller or its Affiliates to obtain such termination and release.

Section 6.8            Related Agreements.

(a)            Simultaneously with the execution of this Agreement, the following agreements shall have been entered into (the “Related Agreements”):

(i)            a guarantee made by NRG, Inc. in favor of Buyer of certain obligations of Seller under this Agreement in the form attached hereto as Exhibit A.

(b)            The Parties shall, and shall cause their Affiliates to, use their respective Reasonable Efforts to (i) negotiate the QSE Assignment within sixty (60) days after the date hereof and (ii) obtain or arrange to obtain promptly following the Closing all necessary approvals from ERCOT. At Closing, the QSE Assignment shall be executed and delivered by the parties thereto.

Section 6.9            Name of Company; Marked Materials. Seller shall be permitted to remove all signage containing NRG Marks prior to the Closing. Buyer covenants and agrees to take all steps necessary promptly after the Closing to effectuate a change of the name for the Company to delete the NRG Marks and use of the “NRG” name. Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from such change in use of name, and any resulting notification or approval requirements. To the extent that the Company uses any trademarks, service marks, brand names or trade, corporate or business names which are owned by Seller (or any of its Affiliates other than the Company), or which incorporate the word “NRG” or “Texas Genco” (collectively, the “NRG Marks”) on any goods, stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, computer programs or like materials (“Marked Materials”), after the Closing, Buyer shall and shall cause the Company to use Reasonable Efforts to limit and minimize its or their usage of such Marked Materials, provided that in any event, the Company may not use such Marked Materials after one hundred eighty (180) days following the Closing Date.

Section 6.10          Files and Records. Buyer shall retain possession of the Records for a period of six (6) years after the Closing Date or such other longer time period required by Law. After the Closing Date, Buyer shall cause the Company to, at Seller’s cost and expense, (a) provide to Seller, at reasonable times and upon reasonable notice during normal business hours, for any reasonable purpose relating to Seller’s ownership of the Company, reasonable access to the Records relating to Seller’s ownership of the Company and (b) permit Seller to make such extracts and copies thereof as Seller may deem necessary. Subject to clause (ii) below with respect to the Uri Litigation and the Property Tax Litigation, neither Buyer nor the Company shall be required to take any action that would constitute a waiver of the attorney-client privilege. Subject to clause (ii) below with respect to the Uri Litigation and the Property Tax Litigation, Buyer and the Company shall not be required to provide to Seller any information that Buyer or the Company is prohibited from providing under Law or any confidentiality obligation. In addition, if Buyer or the Company determines, in good faith, that such access or furnishing of information would (A) result in disclosures of trade secrets of third parties, (B) cause competitive harm to Buyer or the Company or with respect the Facility, or (C) expose Buyer or the Company to risk of Liability under data protection Laws for disclosure of personal information, then to such extent, after discussing alternative arrangements in good faith with Seller, and subject to clause (ii) below, with respect to the Uri Litigation and the Property Tax Litigation, Buyer and the Company shall not be required to afford such access or furnish such information. In addition, with respect to the Uri Litigation and the Property Tax Litigation, Buyer, the Company, and their Affiliates shall (i) reasonably cooperate with Seller and its Affiliates, including providing, at Seller’s cost, information requested, access to employees and records, (ii) enter into appropriate confidentiality agreements, joint defense or other similar agreements and (iii) and provide other such cooperation reasonably requested by Seller or its Affiliates.

Section 6.11      Decommissioning. Buyer hereby agrees that the Company is responsible for, at its expense, its pro rata portion of the Decommissioning of the Facility in accordance with the Participation Agreement, and that it will complete all Decommissioning activities in accordance with all applicable Laws and requirements, including those of the NRC, the Environmental Protection Agency and the State of Texas as may be in effect from time to time.

Section 6.12      Cooperation Relating to Insurance and Price-Anderson Act. Until the Closing, Seller shall not cause the Company or STPNOC to modify the level of property damage and liability insurance for the Facility as in effect on the date hereof.

Section 6.13      Nuclear Insurance Policies. After the Closing Date, Buyer shall cause the Company to maintain in effect (to the extent not otherwise maintained with respect to the Facility) policies of liability and property insurance with respect to the ownership, operation and maintenance of the Facility which shall afford protection against the insurable hazards and risks with respect to which nuclear facilities of similar size and type to the Facility customarily maintain insurance, and which meets the requirements of 10 C.F.R. § 50.54(w) and 10 C.F.R. Part 140 until such time as reduced coverage is authorized following permanent cessation of operations. Such coverage shall include nuclear liability insurance from ANI in such form and in such amount as will meet the financial protection requirements of the Atomic Energy Act, and an agreement of indemnification as contemplated by Section 170 of the Atomic Energy Act. In the event that the nuclear liability protection system contemplated by Section 170 of the Atomic Energy Act is repealed or changed, Buyer shall cause the Company to maintain in effect (to the extent not otherwise maintained with respect to the Facility), to the extent commercially available on reasonable terms, alternate protection against nuclear liability. In addition, Buyer shall cause the Company to provide the financial assurance that it will be able to pay the retrospective premiums for the Facility as prescribed by Section 170 of the Atomic Energy Act.

Section 6.14      Private Letter Ruling and Tax Opinion. Immediately upon execution of this Agreement, Buyer shall use its Reasonable Efforts to simultaneously obtain the private letter ruling and opinion required pursuant to Section 10.2(e)(i)(E).

Section 6.15      NRC Compliance. After the Closing Date, Buyer shall cause the Company to use Reasonable Efforts to cause the operator of the Facility to maintain and operate the Facility in accordance with the NRC Licenses, applicable NRC regulations and policies and applicable Nuclear Laws.

Section 6.16      Post-Closing Maintenance of the Qualified Decommissioning Funds. Following the Closing, Buyer agrees to (and, as applicable, agrees to cause the Company, any relevant Buyer Affiliate or the QNDT Trustee to) maintain each Qualified Decommissioning Fund in accordance with all applicable Nuclear Laws, the Decommissioning Trust Agreement, and Sections 468A and 4951 of the Code and the Treasury Regulations promulgated thereunder (including any prohibitions on self-dealing (as defined in Section 468A(e)(5) of the Code and Treasury Regulation Section 1.468A-5(b)(2))), in order to ensure that each Qualified Decommissioning Fund will be treated as a nuclear decommissioning fund (as defined in Treasury Regulation Sections 1.468A-1(b)(4) and 1.468A-5) until the ultimate termination of the Section 468A “qualified” status of each Qualified Decommissioning Fund upon substantial completion (as defined by Treasury Regulation Section 1.468A-5(d)) of the Decommissioning of the Facility.

Section 6.17      Casualty Loss. In the event of damage by fire, earthquake, hurricane, flood or other casualty to the Facility or any equipment or other tangible personal or real property with respect to the Facility after the date of this Agreement but prior to the Closing (a “Casualty Loss”), Seller shall provide written notice to Buyer of such Casualty Loss (a “Casualty Notice”), including a reasonable description of the damage with respect thereto, the affected assets, the anticipated restoration timeline, the restoration cost and such other information as Buyer may reasonably request. To the extent that the Seller or any of its Affiliates (including the Company) receive any insurance proceeds with respect to such Casualty Loss (not including any business interruption insurance), at the Seller’s election, (x) the Seller shall cause such insurance proceeds to be applied to remediation of such Casualty Loss or (y) the Purchase Price shall be reduced by the amount of such insurance proceeds received by the Seller.

Section 6.18      No Solicitation of Other Bids. From the date hereof until the Closing or the earlier termination of this Agreement, Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their representatives to, directly or indirectly, (a) solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any confidential information to, any Person concerning or that would be reasonably likely to result in a possible Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding or relating to an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning, except as related to an upstream change of control of Texas Genco Holdings, Inc. or any upstream affiliate thereof including NRG Energy, Inc., (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction directly or indirectly involving the Company or the Seller’s Interests in the Facility; (ii) the issuance or acquisition, either directly or indirectly, of equity interests in the Company, including the Equity; or (iii) the direct or indirect sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

Section 6.19      Nature of Obligations. Texas Genco GP and Texas Genco LP shall be jointly and severally liable for all Liabilities of Seller or either of them under this Agreement and any certificate or other agreement delivered hereunder. Buyer may rely on any notice, instruction, waiver or other communication from either Texas Genco GP or Texas Genco LP as constituting notice, instruction, waiver or other communication from and duly authorized by Seller and both of Texas Genco GP and Texas Genco LP. Any payment made by Buyer pursuant to this Agreement to the account identified in writing by either Texas Genco GP or Texas Genco LP shall constitute payment to, and shall satisfy Buyer’s obligation to make such payment to, Seller for purposes of this Agreement, and each of Texas Genco GP and Texas Genco LP shall be liable for any allocation and sharing of such payment between them.

Section 6.20      Release. From and after the Closing, Seller, on behalf of itself and its Affiliates (excluding the Company) hereby releases and forever discharges the Company, and each of its past, present and future officers, directors, employees, representatives and agents, successors and assigns (collectively, the “Releasees”) from any and all Proceedings, claims, demands, Proceedings, obligations, contracts, agreements, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, or due or to become due, both at law and in equity, which Seller or any of its Affiliates (excluding the Company) now have, have ever had or may hereafter have against the respective Releasees arising prior to or contemporaneously with the Closing or on account of or arising out of any matter, cause or event occurring prior to or contemporaneously with the Closing, whether or not relating to claims pending on, or asserted after, the Closing Date. Notwithstanding the foregoing, nothing in this Section 6.20 shall in any way (a) limit or otherwise restrict any rights Seller or its Affiliates may have (A) against Buyer, the Company or any of their respective Affiliates, arising out of, relating to or in connection with this Agreement, the QSE Assignment, or any Related Agreement and the transactions contemplated hereby or thereby or (B) against the Company arising out of, relating to or in connection with any Contract set forth on Schedule 6.7(b), in the case of this clause (B), to the extent the applicable claim first arises after the Closing, or (b) affect Buyer’s obligations under Article XII.

ARTICLE VII
TAX MATTERS

Section 7.1      Straddle Periods. To the extent permitted or required by Law, the taxable year of the Company and each of its Subsidiaries that begins on or before and includes the Closing Date shall be treated as closing on (and including) the Closing Date. To the extent the foregoing is not permitted or required by applicable Law, for purposes of this Agreement, in the case of any Straddle Period, (a) property Taxes of the Company or its applicable Subsidiary allocable to the Pre-Closing Tax Period shall be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than property Taxes) of the Company or its applicable Subsidiary allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date and in a manner consistent with past practices of the applicable entity (or of Seller with respect to such entity); provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

Section 7.2            Tax Returns.

(a)            Seller shall prepare or shall cause to be prepared (i) any combined, consolidated or unitary Tax Return that includes any member of the Seller Group, on the one hand, and the Company or any of its Subsidiaries, on the other hand (a “Combined Tax Return”) and (ii) any Tax Return (other than any Combined Tax Return) that is required to be filed by or with respect to the Company or any of its Subsidiaries for any taxable period that ends on or before the Closing Date (a “Pre-Closing Separate Tax Return”). Seller shall timely file or cause to be timely filed any Combined Tax Return and any Pre-Closing Separate Tax Return that is required to be filed on or before the Closing Date (taking into account any extensions). Except as otherwise required by applicable Law, Seller shall prepare or cause to be prepared any such Combined Tax Return and Pre-Closing Separate Tax Return in a manner consistent with past practices of the relevant entity (or of Seller with respect to such entity). Seller shall prepare and deliver, or cause to be delivered, to Buyer all Pre-Closing Separate Tax Returns that are required to be filed by the Company or any of its Subsidiaries after the Closing Date at least thirty (30) days prior to the due date for filing such Tax Returns (taking into account any extensions), or as early as possible before such due date if, at the time of Closing, any such Tax Return is due in less than thirty (30) days, together with payment for any Seller Indemnified Taxes shown as due on such Tax Returns not less than five (5) Business Days before such Taxes are due, and Buyer shall timely file or cause to be timely filed such Tax Returns and timely pay any Taxes shown to be due with such Tax Returns.

(b)            Buyer shall prepare and timely file or cause to be prepared and timely filed all Tax Returns of the Company and its Subsidiaries that are required to be filed after the Closing Date for any Straddle Period (a “Straddle Period Return”). Except as otherwise required by applicable Law, Buyer shall prepare or cause to be prepared any such Straddle Period Return in a manner consistent with past practices of the relevant entity. Buyer shall deliver to Seller for its review and comment a copy of any such Staddle Period Return at least  thirty (30) days prior to the due date for filing such Staddle Period Return (taking into account any extensions), or as early as possible before such due date if, at the time of Closing, such Straddle Period Return is due in less than thirty (30) days, together with a statement calculating in reasonable detail Seller’s indemnification obligation, if any, pursuant to Section 12.1, with respect to such Straddle Period Return. If for any reason Seller does not agree with any item as reflected on such Straddle Period Return or Buyer’s calculation of its indemnification obligation with respect to such Straddle Period Return, Seller shall notify Buyer of its disagreement within fifteen (15) days of receiving a copy of such Straddle Period Return and Buyer’s calculation (but in any event within a reasonable period of time prior to the last date for timely filing such Tax Return). Seller and Buyer shall use Reasonable Efforts to settle the dispute with respect to such indemnification obligation promptly. If Seller and Buyer are unable to resolve any dispute prior to the due date of such Straddle Period Return (giving effect to valid extensions), Buyer shall file the Staddle Period Return as originally prepared (but, reflecting any items on which Seller and Buyer have agreed), and the dispute resolution provisions of Section 7.8 shall apply.

(c)            Buyer shall prepare and timely file or cause to be prepared and timely filed (including via direction of the QNDT Trustee) any Tax Returns of the Qualified Decommissioning Fund for any Pre-Closing Tax Period or Straddle Period that are required to be filed after the Closing Date (a “QDR Return”). Except as otherwise required by applicable Law, Buyer shall prepare or cause to be prepared such Tax Return in a manner consistent with past practices of the relevant entity (or of Seller with respect to such entity). Buyer shall deliver to Seller for its review and comment a copy of any such QDR Return thirty (30) days prior to the due date for filing such QDR Return (taking into account any extensions), or as early as possible before such due date if, at the time of Closing, such QDR Return is due in less than thirty (30) days with respect to such QDR Return. If for any reason Seller does not agree with any item as reflected on such QDR Return, Seller shall notify Buyer of its disagreement within fifteen (15) days of receiving a copy of such QDR Return. Seller and Buyer shall use Reasonable Efforts to settle the dispute with respect to such indemnification obligation promptly. If Seller and Buyer are unable to resolve any dispute prior to the due date of such QDR Return (giving effect to valid extensions), Buyer shall file the QDR Return as originally prepared (but, reflecting any items on which Seller and Buyer have agreed), and the dispute resolution provisions of Section 7.8(a) shall apply

(d)            Notwithstanding anything to the contrary in this Agreement, except to the extent such Tax Return relates solely to the Company, (i) Seller shall not be required to provide any Person with any consolidated, combined or unitary Tax Return of any member of the Seller Group and (ii) Buyer shall not be required to provide any Person with any consolidated, combined, affiliated, aggregate or unitary Tax Return (or copy thereof) of Buyer.

(e)            To the extent that the liability of the Company or any of its Subsidiaries for Taxes for a Pre-Closing Tax Period (allocated in respect of a Straddle Period in accordance with Section 7.1), is less than the amount of estimated Taxes paid by or on behalf of the Company or such Subsidiary with respect to all or a portion of such taxable year or period, Buyer shall pay (or cause to be paid) to Seller the difference within two (2) days of filing the relevant Tax Return that reflects such Tax.

Section 7.3            Refunds and Credits. Seller shall be entitled to any refunds or credits of or against any Seller Indemnified Taxes (a “Seller Refund”). Any refunds or credits of Taxes of the Company or any of its Subsidiaries for any Straddle Period shall be equitably apportioned between Seller and Buyer in accordance with the principles set forth in Section 7.1. If any Buyer Indemnified Party receives or realizes a Seller Refund, Buyer shall pay, or cause its Affiliates to pay, to Seller the amount of such Seller Refund (including any interest paid thereon and net of any Taxes and other reasonable out-of-pocket expenses of such Buyer Indemnified Party receiving such Seller Refund in respect of the receipt or accrual of such Seller Refund) in readily available funds within fifteen (15) days after the actual receipt of the Seller Refund or the application of such Seller Refund against amounts otherwise payable. If any such refund or credit in respect of which a Buyer Indemnified Party made a payment to Seller pursuant to this Section 7.3 is subsequently disallowed or reduced, Seller shall promptly repay the amount of such Seller Refund received, to the extent disallowed or reduced, to Buyer, together with any interest, penalties or other charges imposed thereon by the applicable Tax Authority.

Section 7.4           Tax Contests.

(a)            If any Tax Authority asserts a Tax Claim, then the Party first receiving notice of such Tax Claim shall provide prompt written notice thereof to the other Party; provided, however, that the failure of such Party to give such prompt notice shall not relieve the other Party of any of its obligations under Article XII, except to the extent that the other Party is prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Tax Authority.

(b)            In the case of a Tax Proceeding of or with respect to the Company or any of its Subsidiaries (in each case, other than a Tax Proceeding described in Section 7.4(c)), the Controlling Party shall have the right and obligation to conduct, at its own expense, such Tax Proceeding; provided, however, that (i) the Controlling Party shall provide the non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) the Controlling Party shall consult with the Non-Controlling Party before taking any significant action in connection with such Tax Proceeding, (iii) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) the Non-Controlling Party shall be entitled to participate in such Tax Proceeding, and (vi) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided further that the Controlling Party shall not have any obligations (and the Non-Controlling Party shall not have any rights) under the immediately foregoing proviso with respect to any portion of such Tax Proceeding (and any actions, written materials, meetings or conferences relating exclusively thereto) that would not reasonably be expected to affect the liability of, or otherwise have an adverse effect on, the Non-Controlling Party or any of its Affiliates.

(c)            Notwithstanding anything to the contrary in this Agreement, Seller shall have the exclusive right to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return of Seller, provided, however, that, to the extent any such Tax Proceeding involves any issues that would materially adversely affect any Buyer Indemnified Party, Seller shall notify Buyer, shall keep Buyer reasonably appraised of the status of such Tax Proceeding with respect to such issues, shall consult with Buyer regarding such issues, shall consider any comments of Buyer in good faith and shall otherwise act in good faith with respect to such issues.

(d)            In the event of any conflict or overlap between the provisions of this Section 7.4 and Section 12.2, this Section 7.4 shall control.

Section 7.5           Cooperation and Exchange of Information.

(a)            Each Party shall, and shall cause its Affiliates to, provide to the other Party such cooperation, documentation and information as either of them reasonably may request in (i) preparing and filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation under Article XII or a right to refund of Taxes or (iii) conducting any Tax Proceeding. Such cooperation, documentation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and other relevant information that any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its own cost to provide an explanation of any documents or information so provided.

(b)            Each Party shall retain (to the extent in its possession or the possession of its Affiliates) all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Company and its Subsidiaries for its Tax periods ending on or prior to or including the Closing Date until the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate. Thereafter, the Party holding such Tax Returns or other documents may dispose of them unless the other Party provides reasonable notice and requests the opportunity to take possession of any portion of such Tax Returns and other documents that relate solely to the Company or any of its Subsidiaries at such other Party’s own expense (provided, that any such notice must in any event be made in writing at least sixty (60) days prior to such disposition).

Section 7.6           Tax Sharing Agreements. On or before the Closing Date, the rights and obligations of the Company and its Subsidiaries pursuant to all Tax sharing agreements or arrangements (other than this Agreement), if any, to which such entity, on the one hand, and any member of the Seller Group, on the other hand, are parties, shall terminate, and neither any member of the Seller Group, on the one hand, nor the Company or any of its Subsidiaries, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

Section 7.7           Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, each of Buyer and Seller shall pay, when due, and be responsible for, one half of any Transfer Taxes incurred with respect to the purchase and sale of the Equity pursuant to this Agreement. The Party responsible under applicable Law for filing any Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns (after providing the other Party a reasonable opportunity to comment) and promptly provide a copy of such Tax Return to the other Party. Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any such Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes; provided that, notwithstanding anything to the contrary herein, neither Party nor their respective Affiliates shall be required to file any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, or any claim for any reduction thereof, if such Party determines in its reasonable discretion that the filing of such claim or any related action would have an adverse effect on such Party or any of its Affiliates.

Section 7.8            Tax Disputes.

(a)            If any dispute between the Parties should arise regarding their respective rights and obligations pursuant to this Article VII (a “Tax Dispute”), Seller and Buyer shall use Reasonable Efforts to settle such Tax Dispute.

(b)            If, within thirty (30) days, such Reasonable Efforts do not resolve such Tax Dispute, Seller and Buyer shall submit all matters that remain in dispute with respect to such Tax Dispute to a nationally recognized independent public accounting firm as may be mutually approved by Seller and Buyer (the “Tax Referee”). Within thirty (30) days after submission of such matters to the Tax Referee, the Tax Referee shall make a final determination pursuant to such procedures as the Tax Referee deems advisable. The Tax Referee shall resolve the Tax Dispute according to such procedures as the Tax Referee deems advisable and shall furnish written notice to the Parties of its resolution of any such Tax Dispute as soon as practicable, but in any event no later than forty-five (45) days after its acceptance of the matter for resolution. Any such resolution by the Tax Referee shall be consistent with the terms of this Agreement, and if so consistent shall be conclusive and binding on the Parties.

(c)            The fees and expenses relating to the work, if any, to be performed by the Tax Referee shall be borne equally by Seller, on the one hand, and Buyer, on the other hand. During the review by the Tax Referee, each of Buyer and Seller shall, and shall cause its respective Affiliates (including, in the case of Buyer, the Company and its Subsidiaries) and its and their respective employees, accountants and other representatives to, each make available to the Tax Referee interviews with such personnel and such information, books and records and work papers, as may be reasonably requested by the Tax Referee to fulfill its obligations under this Section 7.8; provided, however, that the accountants of Seller or Buyer shall not be obliged to make any work papers available to the Tax Referee except in accordance with such accountants’ normal disclosure procedures and then only after such Tax Referee has signed a customary nondisclosure agreement relating to such access to work papers.

Section 7.9           Buyer Tax Acts. Notwithstanding anything herein to the contrary in this Agreement, none of Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall, following the Closing (including the portion of the Closing Date after the Closing), other than required by applicable Law, or expressly provided hereunder, take any of the following actions, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed): (a) other than Tax Returns that are filed pursuant to Section 7.2, file or amend or otherwise modify any Tax Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or Straddle Period, (b) make or change any Tax election, or change in tax accounting period or method, in each case, of the Company or any of its Subsidiaries, with an effective date on or prior to the Closing Date or during a Straddle Period, (c) initiate or execute any voluntary disclosure agreement or similar agreement with any Tax Authority with respect to a Pre-Closing Tax Period of the Company or any of its Subsidiaries, or (d) extend the statute of limitations with respect to any Tax Return filed with respect to the Company for any Pre-Closing Tax Period or Straddle Period. Except as specifically provided in this Agreement, with respect to any period prior to the Closing Effective Time, Buyer shall not cause the Company and its Subsidiaries to take any action not in the ordinary course of business, including, but not limited to, the making or revocation of any Tax election, the cancellation or modification of any debt, the incurrence of any “extraordinary item” (as defined in Treasury Regulation section 1.1502-76(b)(2)(ii)(C)), or the merger or liquidation of any of the Company or its Subsidiaries, without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.

ARTICLE VIII
CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

The obligations of Buyer to purchase the Equity and to take other actions required pursuant to this Agreement at the Closing shall be subject to the satisfaction (or waiver by Buyer), at or before the Closing, of each of the following conditions, and Seller shall use Reasonable Efforts to cause each of such conditions to be satisfied as promptly as practicable.

Section 8.1      No Injunction. No Governmental Entity shall have enacted, promulgated or issued any Laws or orders which enjoin, prevent, prohibit or restrain the Contemplated Transactions (a “Restraint”).

Section 8.2      Representations and Warranties. (a) The Seller Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), and (b) the other representations and warranties of Seller set forth in Article III and Article IV (and, with respect to those qualified by materiality, without consideration of such qualifier) shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except, in the case of this clause (b), to the extent that failure to be so true and correct would not constitute a Material Adverse Effect.

Section 8.3      Performance. Seller shall, or shall have caused the Company to have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

Section 8.4      Closing Deliveries. Seller shall have delivered, or caused to be delivered, to Buyer, all of the items required to be delivered by Seller pursuant to Section 10.2.

Section 8.5      Approvals and Filings. All of the Required Regulatory Approvals shall have been obtained at or prior to Closing and contain no Burdensome Condition.

Section 8.6      No Legislation. No statute, rule or regulation shall have been enacted which prohibits or restricts the consummation of the Contemplated Transactions.

Section 8.7      No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

Section 8.8      Related Agreements. Each of the Related Agreements shall be in full force and effect and shall not have been terminated or disavowed by any party thereto other than Buyer or its Affiliates.

ARTICLE IX
CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

The obligations of Seller to sell the Equity and to take other actions required pursuant to this Agreement at the Closing shall be subject to the satisfaction (or waiver by Seller), at or before the Closing, of each of the following conditions, and Buyer shall use Reasonable Efforts to cause each of such condition to be satisfied as promptly as practicable.

Section 9.1      No Injunction. No Governmental Entity shall have enacted, promulgated or issued any Restraint.

Section 9.2      Representations and Warranties. (a) The Buyer Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except that those representations and warranties that address matters only as of a particular date need only be correct as of such date), and (b) the other representations and warranties of Buyer set forth in Article V (and, with respect to those qualified by materiality, without consideration of such qualifier) shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except, in the case of this clause (b), to the extent that failure to be so true and correct would not constitute a Buyer Material Adverse Effect.

Section 9.3      Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

Section 9.4      Closing Deliveries. Buyer shall have delivered, or caused to be delivered, to Seller, all of the items required to be delivered by Buyer pursuant to Section 10.2.

Section 9.5      Approvals and Filings. All of the Required Regulatory Approvals shall have been obtained at or prior to Closing free of any material terms, conditions, restrictions, imposed liability or other provision.

Section 9.6      No Legislation. No statute, rule or regulation shall have been enacted which prohibits or restricts the consummation of the Contemplated Transactions.

Section 9.7      Related Agreements. Each of the Related Agreements shall be in full force and effect and shall not have been terminated or disavowed by any party thereto other than Seller or its Affiliates.

Section 9.8      Replacement Assurances. Buyer shall have complied with its obligations under Section 6.7(c).

ARTICLE X
CLOSING

Section 10.1         Time and Place. Subject to Article IX, the closing of the sale by Seller and the purchase by Buyer of the Equity (the “Closing”) shall take place at the offices of Seller’s counsel on the fifth (5th) Business Day after the date on which all of the conditions contained in Articles VIII and IX are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); provided that, notwithstanding the foregoing, the Closing may take place at such other place, at such other time, or on such other date as the Parties hereto may mutually agree and each Party shall consider in good faith any request of the other Party to close on the last day of the applicable month, but if all the conditions contained in Articles VIII and IX are satisfied and there are less than ten (10) days remaining in the applicable month, the parties shall close on the last day of such month (and if such day is not a Business Day, shall deliver all closing deliverables, including the Estimated Purchase Price on the last Business Day of the month to be held in escrow by the parties and released and effective on the last day of the month) (the date on which the Closing occurs being herein referred to as the “Closing Date”). The Closing shall be effective as of the Closing Effective Time.

Section 10.2          Deliveries. At the Closing:

(a)            Equity Certificates. Seller shall deliver to Buyer (or Buyer’s Affiliate designees) an assignment of all of the Equity reasonably satisfactory to Buyer, including, if the equity interests in the Company are certificated, the certificates with respect thereto, duly endorsed in blank for transfer or accompanied by Equity power duly executed in blank.

(b)            Buyer Certificates. Buyer shall deliver to Seller (i) an officer’s certificate dated as of the Closing Date, certifying that, to the best of such officer’s knowledge, the conditions set forth in Sections 9.2 and 9.3 have been satisfied; and (ii) a copy of a certificate of good standing of Buyer, issued as of no more than ten (10) days prior to the Closing Date by the Secretary of State of the Commonwealth of Pennsylvania.

(c)            Seller Certificates. Seller shall deliver to Buyer (i) an officer’s certificate dated as of the Closing Date, certifying that, to the best of such officer’s knowledge, the conditions set forth in Sections 8.2 and 8.3 have been satisfied; and (ii) copies of certificates of good standing of each of Texas Genco GP, Texas Genco LP and the Company, issued as of no more than ten (10) days prior to the Closing Date, or with respect to Texas Genco GP and the Company, a statement of franchise tax account status as displayed on the Texas Comptroller of Public Accounts website stating that the right of each such entity to transact business in such state is active.

(d)            Resignations. Seller shall deliver, or cause to be delivered, the resignations of all directors and officers of the Company.

(e)            Additional Documents.

(i)            At the Closing, Seller will deliver, or cause to be delivered, the following to Buyer:

(A)            copies of Seller’s Required Regulatory Approvals and any and all third party notices, consents, waivers or approvals set forth on Schedules 3.3 and 3.10;

(B)            an IRS Form W-9 from each of Texas Genco GP and Texas Genco LP (or its regarded parent entity, if such Person is disregarded as separate from its parent entity under the Code);

(C)            a counterpart signature page to the QSE Assignment, duly executed by the QSE;

(D)            all such other documents, agreements or instruments as shall, in the reasonable opinion of Buyer and its counsel, be reasonably necessary or desirable in connection with the Contemplated Transactions, or required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or the Related Agreements;

(E)            a favorable private letter ruling from the IRS ruling or, if such ruling is not timely available, and in any event prior to the date that is contemplated that all the closing conditions will be met, an opinion in form reasonably satisfactory to Buyer from legal counsel of Buyer or other counsel reasonably acceptable to Buyer opining, that:

(1)            each Qualified Decommissioning Fund will not be “disqualified” (within the meaning of Treasury Regulation 1.468A-5(c) by reason of the deemed transfer of such Qualified Decommissioning Fund;

(2)            each Qualified Decommissioning Fund will continue to be treated as satisfying the requirements of Section 468A of the Code and Treasury Regulation Section 1.468A-5 following the deemed transfer of such Qualified Decommissioning Fund;

(3)            each Qualified Decommissioning Fund will not recognize gain or loss by reason of the deemed transfer of such Qualified Decommissioning Fund;

(4)            neither Seller nor Buyer will recognize gain or loss by reason of the deemed transfer of any Qualified Decommissioning Fund; and

(5)            the tax basis of each Qualified Decommissioning Fund in its assets will not change by reason of the deemed transfer of such Qualified Decommissioning Fund; and

(F)            evidence reasonably satisfactory to Buyer of (1) the termination of any intercompany transactions and Contracts in accordance with Sections 6.7(a) and (b), (2) the extinguishment of all Indebtedness of the Company as of the Closing, and (3) the release of any Liens in connection with any extinguished Indebtedness.

(ii)            At the Closing, Buyer will deliver, or cause to be delivered, the following to Seller:

(A)            the Estimated Purchase Price;

(B)            copies of Buyer’s Required Regulatory Approvals and any and all third party notices, consents, waivers or approvals set forth on Schedule 5.4;

(C)            copies of all notifications to the NRC and the QNDT Trustee;

(D)            a counterpart signature page to the QSE Assignment, duly executed by the Buyer or its designee,

(E)            an IRS Form W-9 from Buyer (or its regarded parent entity, if such Person is disregarded as separate from its parent entity under the Code); and

(F)            all such other documents, agreements or instruments as shall, in the reasonable opinion of Seller and its counsel, be reasonably necessary or desirable in connection with the Contemplated Transactions or as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or the Related Agreements.

ARTICLE XI
TERMINATION AND ABANDONMENT

Section 11.1          Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned as follows:

(a)            by mutual consent of Seller and Buyer;

(b)            by any Party;

(i)            if the Closing has not occurred on or before the date that is one (1) year after the date of this Agreement (the “Outside Date”); provided, however:

(A)            that, if the Closing has not occurred by the Outside Date due to not obtaining any Required Regulatory Approval, the Outside Date shall be extended until the date that is fifteen (15) months after the date of this Agreement; and

(B)            that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to a Party if such Party has failed in any material respect to fulfill any obligation under this Agreement; or

(ii)            if any Restraint having the effect set forth in Section 8.1 shall be in effect and shall have become final and non-appealable or if a Required Regulatory Approval shall have been denied and such denial shall have become final and no-appealable; provided however that the right to terminate this Agreement under this Section 11.1(b)(ii) shall not be enforceable by a Party if such Party has failed in any material respect to fulfill any obligation under this Agreement.

(c)            by Buyer, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2 or Section 8.3, respectively, if continuing on the Closing Date and (ii) cannot be cured such that the failure of the applicable condition set forth in Section 8.2 or Section 8.3 in respect thereof would be resolved or, if capable of being so cured, has not been so cured by the earlier of (A) thirty (30) days following receipt of written notice from Buyer stating Buyer’s intention to terminate this Agreement pursuant to this Section 11.1(c) and the basis for such termination and (B) the Outside Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 11.1(c) if it is then in material breach of any representation, warrant, covenant or other agreement hereunder;

(d)            by Buyer, if (i) the conditions set forth in Article IX (other than those conditions that by their nature are to be first satisfied at the Closing) have been satisfied or waived by Seller, (ii) the conditions set forth in Article VIII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived by Buyer and (iii) Seller fails to effect the Closing within five (5) Business Days after the date on which the Closing was required to have occurred pursuant to Section 10.1 (or, if earlier, the Outside Date).

(e)            by Seller, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.2 or Section 9.3 respectively, if continuing on the Closing Date and (ii) cannot be cured such that the failure of the applicable condition set forth in Section 9.2 or Section 9.3 in respect thereof would be resolved or, if capable of being so cured, has not been so cured by the earlier of (A) thirty (30) days following receipt of written notice from Seller stating its intention to terminate this Agreement pursuant to this Section 11.1(e) and the basis for such termination and (B) the Outside Date; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder;

(f)            by Seller, if (i) the conditions set forth in Article VIII (other than those conditions that by their nature are to be first satisfied at the Closing) have been satisfied or waived by Buyer, (ii) the conditions set forth in Article IX have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived by Seller, and (iii) Buyer fails to effect the Closing within five (5) Business Days after the date on which the Closing was required to have occurred pursuant to Section 10.1 (or, if earlier, the Outside Date); or

(g)            by Buyer or Seller, if any Related Agreement shall cease to be in full force and effect, or shall have been otherwise terminated or disavowed by any party thereto other than such Party.

Section 11.2          Procedure Upon Termination and Consequences. Buyer or Seller may terminate this Agreement when permitted pursuant to Section 11.1 by delivering written notice of such termination, and such termination shall be effective upon delivery of such notice in accordance with Section 13.3. If this Agreement is terminated as provided herein, (a) Buyer (and its agents and representatives) shall destroy all documents, work papers and other material relating to the Company or the Contemplated Transactions, whether obtained before or after the execution hereof, and (b) except with respect to willful material breaches or fraud, breaches prior to such termination and breaches with respect to the Confidentiality Agreement, in each case for which the rights and remedies of the Parties shall survive such termination, (i) such termination shall be the sole remedy of the Parties with respect to breaches of any agreement, representation or warranty contained in this Agreement and (ii) none of the Parties shall have any Liability or further obligation to any other Party.

ARTICLE XII
INDEMNIFICATION

Section 12.1          Indemnification.

(a)            Indemnification by Seller. From and after Closing, Seller shall indemnify, defend and hold harmless Buyer from any and all Adverse Consequences incurred by Buyer and its Affiliates, officers, directors, employees, consultants and agents (the “Buyer Indemnified Parties”), as a result of, or with respect to (i) any breach of any representation or warranty of Seller set forth in this Agreement, (ii) any breach of any covenant or agreement of Seller contained in this Agreement, (iii) any Retained Liabilities and (iv) Seller Indemnified Taxes.

(b)            Indemnification by Buyer. From and after Closing, Buyer shall indemnify, defend and hold harmless Seller from any and all Adverse Consequences incurred by Seller and its Affiliates, officers, directors, employees, consultants and agents (the “Seller Indemnified Parties”), as a result of, or with respect to (i) any breach of any representation or warranty of Buyer set forth in this Agreement, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, and (iii) any Liability with respect to the Company or the Facility, including those that may be incurred by Seller or its Affiliates, whether arising before, on, or after the Closing, and including all liabilities relating to Decommissioning of the Facility and (iv) Buyer Indemnified Taxes (in each case other than any Liability for which Seller is obligated to indemnify any Buyer Indemnified Party pursuant to Section 12.1(a)).

Section 12.2         Procedure for Indemnification.

(a)            Each claim for indemnification, including claims resulting from the assertion of liability by persons or entities not parties to this Agreement (“Third Party Claims”), including claims by any Governmental Entity for penalties, fines and assessments, must be made by delivery by the Party to be indemnified (the “Indemnified Party”) to the Party responsible for the indemnification obligation (the “Indemnifying Party”) of written notice containing details reasonably sufficient to disclose to the Indemnifying Party the nature and scope of the claim within thirty (30) days after the Indemnified Party’s knowledge of such claim. Any failure in the delivery of such notice shall not affect the obligations of the Indemnifying Party, except if, and only to the extent that, the rights and remedies of the Indemnifying Party are adversely affected or prejudiced as a result of the failure to give, or delay in giving, such notice.

(b)            The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party, to elect to assume the defense of any Third Party Claim brought against an Indemnified Party for which the Indemnifying Party is required to indemnify the Indemnified Party, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within twenty (20) days after receiving notice of the claim that the Indemnifying Party will indemnify, defend and hold harmless the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim, (ii) such claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) settlement of, or any material adverse judgment with respect to, such claim, is not reasonably likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (iv) the Indemnified Party has not been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Party and the Indemnifying Party. The Indemnified Party shall cooperate in good faith in such defense at such Indemnified Party’s own expense.

(c)            In the event that the Indemnifying Party has elected to assume the defense of a Third Party Claim as provided in Section 12.2(b) hereof, the Indemnifying Party shall not be liable for any legal expenses incurred by the Indemnified Party in connection with the defense thereof from and after the Indemnified Party’s receipt of written notice of such election by the Indemnifying Party; provided, however, that, if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such claim within thirty (30) days after receiving notice of such claim from the Indemnified Party, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all Adverse Consequences thereof. The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to Section 12.2(b) and the Indemnified Party shall bear its own costs and expenses with respect to such separate counsel except as provided in the preceding sentence and except that the Indemnifying Party will pay the costs and expenses of such separate counsel if (i) it is advisable, based on advice of the Indemnified Party’s counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct or (ii) the named parties to such Third Party Claim include both the Indemnifying Party and the Indemnified Party and based on advice of the Indemnified Party’s counsel, that defenses are available to the Indemnified Party that are unavailable to the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under Section 12.1 with respect to such Third Party Claim.

(d)            If a firm offer is made to settle a Third Party Claim and such settlement offer provides as its sole relief the payment of monetary damages (and such offer contains an unconditional and complete release of the Indemnified Party in connection with such claim) and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum Adverse Consequences of the Indemnifying Party as to such claim shall be the amount of such settlement offer, plus Adverse Consequences paid or incurred by the Indemnified Party up to the date of such notice. The Indemnified Party shall fully cooperate, at the Indemnifying Party’s expense, with the Indemnifying Party’s defense of any Third Party Claims, including reasonable access to the Indemnified Party’s records and personnel relating to such claim.

(e)            If the Indemnifying Party fails to notify the Indemnified Party within twenty (20) days after receipt of notice of any Third Party Claim that the Indemnifying Party desires to defend such Third Party Claim or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed). In such case, the Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof, provided, however, that, if requested by the Indemnified Party, the Indemnifying Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim. The Indemnifying Party may retain separate counsel to represent it in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 12.2(e), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

Section 12.3          Survival. Except for (x) the Seller Fundamental Representations, the Buyer Fundamental Representations and the representations and warranties set forth in Section 3.8 and Section 3.16 (which shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations), the representations and warranties of the Parties contained in this Agreement shall terminate upon the earlier of the: (i) eighteen (18) month anniversary of the Closing or (ii) termination of this Agreement pursuant to Section 11.1 of this Agreement (subject to the terms and conditions of Section 11.2). The covenants and agreements of the Parties contained in this Agreement shall survive indefinitely unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term; provided that the covenants and agreements pursuant to Article VII shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations period (giving effect to any extension thereof) with respect to the Tax item to which an indemnity claim relates. No Indemnifying Party shall have any liability for any claim for indemnification made pursuant to Section 12.1(a) or 12.1(b) by an Indemnified Party hereunder unless the Indemnified Party notifies such Indemnifying Party of such claim in writing, setting forth in reasonable detail the nature of the claim on or before the expiration of the time periods mentioned in the first sentence of this Section 12.3.

Section 12.4          Exclusivity. EXCEPT FOR ACTUAL FRAUD OR WILLFUL MISCONDUCT AND AS SET FORTH IN SECTION 13.11, THE RIGHTS AND REMEDIES OF SELLER AND THE SELLER INDEMNIFIED PARTIES, ON THE ONE HAND, AND BUYER AND THE BUYER INDEMNIFIED PARTIES, ON THE OTHER HAND, FOR MONETARY DAMAGES UNDER THIS ARTICLE XII ARE, SOLELY AS BETWEEN SELLER AND THE SELLER INDEMNIFIED PARTIES ON THE ONE HAND, AND BUYER AND THE BUYER INDEMNIFIED PARTIES ON THE OTHER HAND, EXCLUSIVE AND IN LIEU OF ANY AND ALL OTHER RIGHTS AND REMEDIES FOR MONETARY DAMAGES WHICH EACH OF SELLER AND THE SELLER INDEMNIFIED PARTIES ON THE ONE HAND, AND BUYER AND THE BUYER INDEMNIFIED PARTIES ON THE OTHER HAND, MAY HAVE UNDER THIS AGREEMENT OR UNDER APPLICABLE LAWS WITH RESPECT TO ANY INDEMNIFIABLE CLAIM, WHETHER AT COMMON LAW OR IN EQUITY AND EACH PARTY AGREES TO WAIVE ANY AND ALL CLAIMS UNLESS SPECIFICALLY PROVIDED FOR IN THIS SECTION 12.4.

Section 12.5          Mitigation and Limitation of Claims.

(a)            An Indemnified Party shall take Reasonable Efforts to mitigate any Adverse Consequences relating to an indemnifiable claim, including availing itself of any defenses, limitations, rights of contribution, and other rights at law or equity, and shall provide such evidence and documentation of the nature and extent of such claim as may be reasonably requested by the Indemnifying Party. An Indemnified Party’s reasonable steps shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expense for which indemnification would otherwise be due under this Article XII (provided that such expenditure shall constitute Adverse Consequences for purposes of this Article XII).

(b)            An Indemnifying Party’s indemnification obligations under this Article XII shall be reduced to the extent that the subject matter of the claim is covered by and paid to the Indemnified Party pursuant to (i) a warranty or indemnification from a third party, or (ii) insurance.

(c)            Except with respect to any breach of any Seller Fundamental Representation or any representation or warranty set forth in Section 3.8 or 3.16, the maximum aggregate liability of Seller under Section 12.1(a)(i) shall not exceed an amount equal to twelve and one half percent (12.5%) of the Purchase Price (the “Cap”) and in no event shall Seller have any liability to Buyer with respect thereto in respect of any indemnification obligations unless and until such liabilities exceed, in the aggregate, twenty-five million dollars ($25,000,000) (the “Basket Amount”), and then only to the extent of such excess, subject to the Cap. In no event shall Seller’s liability under this Agreement exceed the Purchase Price; provided, however, that such limitation shall not apply to Seller’s indemnification obligations pursuant to Section 12.1(a)(iii) or Section 12.1(a)(iv).

(d)            Except with respect to any breach of any Buyer Fundamental Representation, the maximum aggregate liability of Buyer under Section 12.1(b)(i) shall not exceed an amount equal to the Cap.

(e)            In determining the amount payable under Section 12.1(a) with respect to any Adverse Consequences to Buyer of any Liability, if under the Participation Agreement such Liability is to be paid by the Participants (as defined in the Participation Agreement) in accordance with their participation percentages thereunder, then the Adverse Consequences of such Liability to Buyer shall be limited to the Company’s forty four percent (44%) share of such Liability under the Participation Agreement, regardless of whether the other participants under the Participation Agreement timely pay their share of the Liability or Buyer subsequently acquires a greater interest under the Participation Agreement.

(f)            Notwithstanding any other provision of this Agreement, (i) Seller shall not be liable for any Adverse Consequences suffered by any Buyer Indemnified Party to the extent they arose from (A) a change in accounting or Law, policy or practice made after the Closing Date or (B) any legislation not in force on the Closing Date and (ii) no Party shall be responsible for any Adverse Consequences suffered by any Indemnified Party with respect to any claim which is contingent unless and until such contingent claim becomes an actual liability of the Indemnified Party and is due and payable, provided that, so long as the Indemnified Party makes a claim for indemnification in accordance with this Article XII within the time requirement pursuant to Section 12.3, such claim shall survive, notwithstanding anything to the contrary herein, until such time as it becomes an actual liability and is due and payable.

Section 12.6         Tax Treatment of Indemnity Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), Seller, Buyer, the Company and their respective Affiliates shall treat any and all payments under Article VII and this Article XII as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE XIII
MISCELLANEOUS

Section 13.1         Amendment and Modification. This Agreement (other than any Schedule Supplement in accordance with Section 6.5) may be amended, modified and supplemented only by written agreement of Buyer and Seller.

Section 13.2         Waiver of Compliance. Any failure of Buyer or Seller to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Seller, in the event of any such failure by Buyer, or by Buyer, in the event of any such failure by Seller, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.3         Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery, (b) registered or certified mail, postage prepaid, return receipt requested, (c) next day air courier service or (d) electronic mail. Notices shall be sent to the appropriate party at its address given below (or at such other address for such party as shall be specified by notice given hereunder).

If to Seller, to:

Texas Genco GP, LLC and Texas Genco LP, LLC

910 Louisiana St., Suite B200

Houston, Texas 77002

Attention: President

Email: cleve.lancaster@nrg.com

with copies to:

NRG Energy, Inc.

804 Carnegie Center

Princeton, NJ 08540

Attention: General Counsel

with copies to:

McGuireWoods LLP

800 East Canal Street

Richmond, VA 23219

Attn:      Joanne Katsantonis, Esq.

Edmund Daniels, Esq.

Email:    jkatsantonis@mcguirewoods.com

edaniels@mcguirewoods.com

or to such other Person or address as Seller shall designate in writing.

If to Buyer to:

Constellation Energy Generation, LLC

1310 Point Street

Baltimore, MD 21231

Attn: General Counsel

Email: LegalNotices@Constellation.com

with a copy to:

Sidley Austin LLP

1000 Louisiana Street, Suite 5900

Houston, TX 77002

Attn: Robert Stephens

Email: rstephens@sidley.com

or to such other Person or address as Buyer shall designate in writing.

All such notices, requests, demands, waivers and communications shall be deemed effective upon the earlier of: (i) actual receipt thereof by the addressee (in the case of electronic mail, with confirmation of receipt (not including any automatic delivery confirmation)), (ii) actual delivery thereof to the appropriate address (in the case of electronic mail, with confirmation of receipt (not including any automatic delivery confirmation)), or (iii) in the case of next day air courier service, the following day. If any notice, request, demand, waiver or communication is received outside of normal business hours, the date of such reception shall be deemed to be the following Business Day.

Section 13.4         Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the Parties hereto without prior written consent of the other Party; provided, however, that no such assignment shall relieve or discharge any Party from any of its obligations hereunder. Nothing contained herein, express or implied, is intended to confer on any Person other than the Parties hereto or their respective successors and assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement. Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder.

Section 13.5         Entire Agreement. This Agreement, including the Schedules and the Confidentiality Agreement, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. This Agreement, including the Schedules and the Confidentiality Agreement, supersedes all prior agreements and understandings among the Parties with respect to such subject matter and supersede any letters, memoranda or other documents or communications, whether oral, written or electronic, submitted or made by (i) Buyer or its agents or representatives to Seller, the Company or any of their respective agents or representatives, or (ii) Seller, the Company or their respective agents or representatives to Buyer or any of its agents or representatives, in connection with the negotiation and execution of this Agreement. No communications by or on behalf of Seller, including responses to any questions or inquiries, whether orally, in writing or electronically, and no information provided in any data room or any copies of any information from any data room provided to Buyer or any other information shall be deemed to constitute a representation, warranty or an agreement of Seller or be part of this Agreement.

Section 13.6         Expenses. Each Party to this Agreement shall pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the Contemplated Transactions, including, except as otherwise provided herein, the cost of legal, technical and financial consultants and the cost of filing for and prosecuting applications for Buyer’s Required Regulatory Approvals and Seller’s Required Regulatory Approvals. Seller shall be responsible for any costs or expenses incurred by the Company with respect to the Contemplated Transactions prior to Closing and shall reimburse the Company or Buyer for any such costs or expenses to the extent paid by Buyer or its Affiliates (including the Company) after the Closing.

Section 13.7         Press Releases and Announcements; Disclosure; Confidentiality. Without the consent of a non-disclosing Party, no press release or other public announcement or disclosure related to this Agreement or the Contemplated Transactions (including the terms and conditions of this Agreement) shall be issued or made by a Party. The foregoing shall not prohibit any disclosure required by applicable Law or securities exchange requirements, provided that, other than to the extent necessary to comply with applicable Law or securities exchange requirements, such disclosure is made pursuant to the Confidentiality Agreement and, to the extent legally and reasonably permissible, the disclosing Party consults with the other Parties in advance of such disclosure. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, from and after the Closing, (i) Buyer and its Affiliates shall be released from any obligation under the Confidentiality Agreement with respect to information provided thereunder by Seller and its Affiliates to Buyer and its Affiliates with respect to the Company or the Facility and (ii) any restrictions in the Confidentiality Agreement with respect to Buyer or its Affiliates will not apply to use by Buyer or its Affiliates, or their respective successors or permitted assigns, of information concerning the Company or the Facility.

Section 13.8         Acknowledgment; Disclaimer.

(a)           BUYER ACKNOWLEDGES THAT NEITHER SELLER, THE COMPANY NOR ANY OTHER PERSON HAS MADE, AND SELLER HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLER, THE COMPANY OR THE FACILITY, OR THE CONDITION OF THE ASSETS OF THE COMPANY OR THE FACILITY, OR THE VALUE OR QUALITY OF THE ASSETS OR OPERATIONS OF THE COMPANY OR THE FACILITY, OR THE PROSPECTS, (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY OR THE FACILITY, IN EACH CASE EXCEPT AS SET FORTH IN ARTICLE III OR ARTICLE IV OF THIS AGREEMENT AND THE RELATED SCHEDULES. EXCEPT AS SET FORTH IN ARTICLE III OR ARTICLE IV OF THIS AGREEMENT AND THE RELATED SCHEDULES, Seller specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to such assets, or any part thereof, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, or compliance with environmental requirements, or as to the condition of, or the rights of the Company in, or its title to, any of its assets, or any part thereof. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO REPRESENTATION OR WARRANTY IS MADE WITH RESPECT TO ANY INFORMATION IN ANY PRESENTATION MATERIALS PROVIDED TO BUYER, ANY DATA ROOM OR ANY SUPPLEMENT OR AMENDMENT THERETO OR ANY INFORMATION CONTAINED THEREIN OR OTHERWISE PROVIDED IN CONNECTION WITH THE SOLICITATION OF PROPOSALS TO ENTER INTO THE CONTEMPLATED TRANSACTIONS, SUCH INFORMATION HAVING BEEN PROVIDED FOR THE CONVENIENCE OF BUYER IN ORDER TO ASSIST BUYER IN FRAMING ITS DUE DILIGENCE EFFORTS.

(b)            SELLER ACKNOWLEDGES THAT NEITHER BUYER NOR ANY OTHER PERSON HAS MADE, AND BUYER HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING BUYER EXCEPT AS SET FORTH IN ARTICLE V OF THIS AGREEMENT AND THE RELATED SCHEDULES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH HEREIN, NO REPRESENTATION OR WARRANTY IS MADE WITH RESPECT TO ANY INFORMATION IN ANY PRESENTATION MATERIALS PROVIDED TO SELLER OR ANY SUPPLEMENT OR AMENDMENT THERETO OR ANY INFORMATION CONTAINED THEREIN OR OTHERWISE PROVIDED IN CONNECTION WITH ANY PROPOSAL TO ENTER INTO THE CONTEMPLATED TRANSACTIONS, SUCH INFORMATION HAVING BEEN PROVIDED FOR THE CONVENIENCE OF SELLER.

(c)            UNDER NO CIRCUMSTANCES SHALL ANY PARTY, OR THEIR shareholders, trustees, directors, employees, agents, officers or Affiliates, BE RESPONSIBLE FOR ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES (INCLUDING DAMAGES RELATED TO DIMINUTION IN VALUE, LOST BUSINESS, LOST PROFITS, LOSS OF USE, LOSS OF DATA, OR FAILURE TO REALIZE SAVINGS OR BENEFITS), IN EACH CASE ARISING UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS SECTION 13.8(c) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVER LOSSES UNDER ARTICLE XII FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER ARTICLE XII.

(d)            Buyer further acknowledges that (i) Buyer, either alone or together with any Persons retained to advise it with respect to the Contemplated Transactions (“Advisors”), has knowledge and experience in transactions of this type and in the business of the Company, and is therefore capable of evaluating the risks and merits of acquiring the Equity, (ii) it has relied on its own independent investigation, and except as set forth in the representations and warranties set forth in Articles III and IV, has not relied on any information furnished by Seller, the Company or any representative or agent thereof or any other Person in determining to enter into this Agreement, and (iii) neither Seller, the Company nor any representative or agent thereof or any other Person has given any investment, legal or other advice or rendered any opinion as to whether the purchase of the Equity is prudent, and Buyer is not relying on any representation or warranty by Seller or the Company or any representative or agent thereof except as set forth in Article III or Article  IV of this Agreement.

(e)            In connection with the due diligence investigation by Buyer and its Affiliates of the Company, its Affiliates and the Facility, stockholders, agents or representatives, Buyer and its Affiliates, stockholders, agents and representatives have received and may continue to receive after the date of this Agreement from Seller and its Affiliates, stockholders, agents and representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and the Facility and its businesses and operations. Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Buyer will have no claim against the Company, or any of its Affiliates, stockholders, agents or representatives, or any other Person with respect thereto unless any such information is expressly addressed in a representation or warranty by Seller contained in Article III or Article IV of this Agreement. Accordingly, Buyer hereby acknowledges and agrees that neither the Company nor any of its Affiliates, stockholders, agents or representatives, nor any other Person, has made or is making any express or implied representation or warranty (including as to completeness or accuracy) with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed in a representation or warranty by Seller contained in Article III or Article IV of this Agreement

Section 13.9      Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof that would cause the application of the laws of any other jurisdiction. Each Party consents to personal jurisdiction in any Proceeding brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction arising under this Agreement, and each of the Parties hereto agrees that any Proceeding instituted by either of them against the other with respect to this Agreement will be instituted exclusively in a court, federal or state, within the State of Delaware.

Section 13.10      WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT A PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RESULTING FROM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, BE BOUND BY THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.10.

Section 13.11      Specific Performance. The Parties acknowledge and agree that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled, at law or in equity.

Section 13.12      No Joint Venture. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation or Liability on or with respect to the Parties. Except as expressly provided herein, no Party is or shall act as or be the agent or representative of the other Party.

Section 13.13      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

Section 13.14      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 13.15      Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

CONSTELLATION ENERGY GENERATION, LLC

By:	Bryan Hanson
Name: Bryan Hanson
Title: EVP and Chief Generation Officer

TEXAS GENCO GP, LLC

By:	Dudley D. Zahn
Name: Dudley D. Zahn
Title: Vice President

TEXAS GENCO LP, LLC

By:	Dudley D. Zahn
Name: Dudley D. Zahn
Title: Vice President

EXHIBIT A

FORM OF NRG GUARANTY

Execution Version

NRG ENERGY, INC.

Parent GUARANTY

THIS GUARANTY (“Guaranty”), effective as of May 31, 2023, by NRG Energy, Inc., a Delaware corporation (“Guarantor”), is to and for the benefit of Constellation Energy Generation, LLC, a Pennsylvania limited liability company (“Beneficiary”). Capitalized terms not otherwise defined herein shall have the meaning given such terms in the Purchase Agreement (as such term is defined below).

W I T N E S S E T H:

WHEREAS, Texas Genco GP, LLC, a Texas limited liability company (“Texas Genco GP”), Texas Genco LP, LLC, a Delaware limited liability company (“Texas Genco LP”, and together with Texas Genco GP, the “Obligors”), and Beneficiary have of even date herewith entered into that certain Equity Purchase Agreement (as such agreement may be amended, modified or supplemented from time to time, the “Purchase Agreement”) for the sale by Obligors to Beneficiary of all of the general partnership and limited partnership interests of NRG South Texas, LP, a Texas limited partnership (“NRG South Texas”) owned by Obligors;

WHEREAS, Obligors are wholly owned indirect subsidiaries of Guarantor; and

WHEREAS, the execution of this Guaranty was a condition precedent to Beneficiary entering into the Purchase Agreement;

NOW THEREFORE, for valuable consideration and as an inducement to Beneficiary to enter into the Purchase Agreement, Guarantor covenants with Beneficiary as follows:

1.            Guarantor hereby unconditionally guarantees to Beneficiary the full and timely payment and performance of Obligator’s obligations pursuant to Section 12.1(a) of the Purchase Agreement (the “Obligations”). Notwithstanding any other provisions of this Guaranty or the Purchase Agreement to the contrary, the liability of Guarantor under this Guaranty shall be limited, with respect to each of the applicable Obligations described in the table below, as set forth in the table below:

Liability	Guarantor Liability Limit
Obligations arising under Section 12.1(a)(i) of the Purchase Agreement (other than with respect to any breach of any Seller Fundamental Representation or any representation or warranty set forth in Section 3.8 or 3.16 of the Purchase Agreement).	An amount equal to the following amount with respect to all claims timely made under the Purchase Agreement during the following periods: 18 Months after Closing – the Cap $0 Thereafter
Obligations arising under Section 12.1(a)(i) of the Purchase Agreement with respect to any breach of any Seller Fundamental Representation or any representation or warranty set forth in Section 3.8 or 3.16 of the Purchase Agreement, and Obligations under Section 12.1(a)(ii) of the Purchase Agreement.

An amount equal to the following amounts with respect to all claims timely made under the Purchase Agreement (including claims with respect to any representation or warranty set forth in Section 3.8 or 3.16 of the Purchase Agreement) during the following periods:

Year 1 after Closing – 100% of Purchase Price

Year 2 after Closing – 100% of Purchase Price

Year 3 after Closing – 25% of Purchase Price

Years 4 and 5 after Closing – 12.5% of the Purchase Price

$0 Thereafter, other than for claims with respect to any representation or warranty set forth in Section 3.8 of the Purchase Agreement or with respect to tax matters in Section 3.16 of the Purchase Agreement in which case:

The applicable statute of limitations for the underlying tax liability in Section 3.8 or 3.16, and in either case plus an additional 30 days thereafter – 12.5% of the Purchase Price and then

$0 Thereafter

Obligations arising under Section 12.1(a)(iii) of the Purchase Agreement with respect to the Uri Litigation and Obligations under Section 12(a)(iv) of the Purchase Agreement.

Unlimited for Obligations arising under Section 12.1(a)(iii) of the Purchase Agreement with respect to the Uri Litigation

Unlimited for Obligations under Section 12(a)(iv) of the Purchase Agreement through the applicable statute of limitations for the underlying tax liability, plus an additional 30 days thereafter, and then $0 Thereafter

Obligations arising under Section 12.1(a)(iii) of the Purchase Agreement other than with respect to the Uri Litigation.

An amount equal to the following amounts with respect to all claims timely made under the Purchase Agreement (including claims made with respect to the Property Tax Litigation) during the following periods:

Year 1 through 5 after Closing – 12.5% of the Purchase Price

$0 Thereafter, other than with respect to claims with respect to the Property Tax Litigation in which case:

Years 4 through 7 or, if shorter, the applicable statute of limitations for the underlying tax liability plus an additional 30 days thereafter – 12.5% of the Purchase Price and then

$0 Thereafter

This Guaranty shall not otherwise modify or expand the Obligations under the Purchase Agreement (which Obligations shall be limited as expressly set forth in the Purchase Agreement). This Guaranty is a continuing guarantee, and shall apply to all Obligations whenever arising.

2.              Subject to Section 1 above, Guarantor covenants to Beneficiary that if at any time Obligors default in the performance when due of any of its Obligations or any obligations with respect to the QSE Assignment or the Retained Liabilities under the Purchase Agreement (the “Performance Obligations”), Guarantor shall, promptly upon written notice by Beneficiary (provided that no notice is required in case of an automatic stay), perform, or cause the performance of, such Performance Obligations.

3.              It is expressly understood and agreed by Guarantor that, to the extent Guarantor’s Performance Obligations hereunder relate to Performance Obligations which require performance other than the payment of money, Beneficiary may proceed against Guarantor to effect specific performance thereof (to the extent such relief is available) or for payment of damages (as limited by the Purchase Agreement) resulting from Obligors’ nonperformance. Guarantor hereby covenants to perform or cause to be performed each of the Performance Obligations of Obligors to be performed under the Purchase Agreement until the earlier of the termination of such Performance Obligation and the termination of this Guaranty.

4.              All payments by Guarantor to Beneficiary shall be made in the United States in United States Dollars and shall be paid within ten (10) New York business days after receipt by Guarantor from Beneficiary of written demand for such payment (except in those circumstances where giving such demand is prevented by an automatic stay, in which case all payments shall be paid within ten (10) New York business days of Guarantor having knowledge that such payment is owed) and shall not be the subject of any offset against any amounts which may be owed by Beneficiary to Guarantor. Guarantor agrees to pay all costs, expenses and fees, including, without limitation, all reasonable attorneys’ fees, which may be incurred by Beneficiary in enforcing this Guaranty, whether by suit or otherwise, but only to the extent payment or performance under this Guaranty is due and Beneficiary is the prevailing party in its claim against Guarantor.

5.              The obligations of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional, except to the extent that Obligors’ payment or performance would be excused by Beneficiary’s failure to fulfill its obligations under the Purchase Agreement, and shall remain in full force and effect until such time as set forth in Section 13 hereof. Guarantor shall have the benefit of and the right to assert any defenses against the claims of Beneficiary which are available to Obligors and which would also have been available to Guarantor if Guarantor had been in the same contractual position as Obligors under the Purchase Agreement, except as waived by Guarantor. Guarantor hereby waives any defense to its obligations under this Guaranty which relate to: (a) any change or disposition by the Guarantor of any interest in the Obligors or any change in the Obligors or their interests in NRG South Texas or the Purchase Agreement or any other assets, liabilities or operations; (b) any lack of funds, illiquidity or other financial impairment of the Obligors, or any Obligor Bankruptcy or Related Rights (as defined below); (c) the existence of or failure to provide notice of the occurrence or continuation of any breach, default, event of default or termination right under the Purchase Agreement; (d) any failure or delay on the part of Beneficiary to ascertain any breach, default or event of default under, or exercise or enforce any rights or remedies with respect to, the Purchase Agreement or this Guaranty or other security or support for the Purchase Agreement; (e) any amendment, supplement or other modification of the Purchase Agreement or any of the obligations thereunder or any waiver, release or settlement granted with respect to the Purchase Agreement, the obligations thereunder or the Obligors or any waiver, release, subordination or failure to perfect or maintain any security or support with respect to the Purchase Agreement, the obligations thereunder or the Obligors; or (f) any other defense available to guarantors or other sureties (such waived defenses being the “Waived Defenses”). Guarantor agrees that Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guaranty until the Obligations shall have indefeasibly been performed and paid in full. If any amount shall be paid to Guarantor on account of such subrogation rights prior to such time such amount shall be held in trust for the benefit of Beneficiary and shall forthwith be paid to Beneficiary.

6.              This Guaranty is a guarantee of payment and performance and not of collection, and Guarantor shall be liable as a primary obligor and hereby waives all rights and remedies accorded by applicable law to sureties or guarantors which require Beneficiary to pursue remedies against the Obligors or any other person or any other security or support for the Purchase Agreement or the obligations thereunder before proceeding against Guarantor. Beneficiary shall have the right, in its sole judgment and discretion, from time to time, to make demand for payment or performance and to proceed against Guarantor for recovery of the total of any and all amounts due, or for the performance of any non-monetary obligation owed, to Beneficiary pursuant to this Guaranty, or to proceed from time to time against Guarantor for such portion of any and all such amounts, or for the performance of any and all such non-monetary obligations, due to Beneficiary pursuant to this Guaranty.

7.              So long as any Obligations are owed to Beneficiary, Guarantor shall not, without the prior written consent of Beneficiary, commence or join with any other Person in commencing, any bankruptcy, reorganization or insolvency proceeding against Obligors. The Obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the winding up, dissolution, administration, bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement or similar proceeding of Obligors, or by any defense which Obligors may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding (collectively, any “Obligor Bankruptcy or Related Obligor Rights”)

8.              Notwithstanding any other provision of this Guaranty to the contrary, Guarantor hereby reserves to itself all rights to which Obligors is or may be entitled arising from or in connection with each of the Purchase Agreement and the Obligations, except for the Waived Defenses. UNDER NO CIRCUMSTANCES SHALL GUARANTOR, OR ITS shareholders, trustees, directors, employees, agents, officers or Affiliates, BE RESPONSIBLE FOR ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES (INCLUDING DAMAGES RELATED TO DIMINUTION IN VALUE, LOST BUSINESS, LOST PROFITS, LOSS OF USE, LOSS OF DATA, OR FAILURE TO REALIZE SAVINGS OR BENEFITS), IN EACH CASE ARISING UNDER THIS GUARANTY.

9.              This Guaranty shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided, however, that Guarantor may not make an assignment or other transfer of this Guaranty or any interest herein unless it has obtained the prior written consent of Beneficiary (which consent shall not be unreasonably withheld or delayed) to such assignment or other transfer. Beneficiary may collaterally assign its rights under this Guaranty to any bank, financial institution or other credit provider or a representative thereof and may assign this Guaranty to any assignee of Beneficiary’s rights in the Purchase Agreement.

10.            All notices to Guarantor under this Guaranty shall be in writing and shall be provided by registered mail and shall be addressed as follows:

NRG Energy, Inc.
804 Carnegie Center
Princeton, NJ 08540
Attention: Contract Administration

With a mandatory e-mail copy to: NRGCollateral@nrg.com and ContractAdmin@nrg.com or at such other address Guarantor may from time to time designate in writing by not less than five (5) New York business days’ notice. All notices to Beneficiary under this Guaranty shall be in writing and shall be provided to the address for Beneficiary and in the manner set forth in the Purchase Agreement or at such other address Beneficiary may from time to time designate in writing by not less than five (5) New York business days’ notice.

11.            This Guaranty shall in all respects be interpreted, and construed and governed by and in accordance with, the internal, substantive laws of the State of Delaware and the United States of America. All agreements, instruments and notices referred to herein or supplementary hereto shall be prepared, furnished in, and governed, and controlled by the English language. Guarantor irrevocably consents that any action, suit or proceeding by or among Beneficiary and Guarantor must be brought in whichever of the state or federal courts located in the State of Delaware has subject matter jurisdiction over the dispute and waives any objection which Guarantor may now or hereafter have regarding the choice of forum whether on personal jurisdiction, venue, forum non conveniens or on any other ground. Guarantor irrevocably consents that it is subject to the personal jurisdiction of the state or federal courts located in the State of Delaware. Guarantor irrevocably consents to the service of process outside of the territorial jurisdiction of such courts by mailing copies thereof by registered or certified United States mail, postage prepaid, to NRG Energy, Inc., 804 Carnegie Center, Princeton, NJ 08540, Attention: Contract Administration. Nothing in this Guaranty shall affect the right to service of process in any other manner permitted by law. Guarantor further agrees that final judgment against it in any action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the State of Delaware by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of such judgment. Any finding of fact by, and any interim or final award or judgment made by an arbitrator, a court or tribunal with jurisdiction over a claim under the Purchase Agreement shall be binding on Guarantor to the same extent that it is binding on Beneficiary for the purposes of this Guaranty.

12.            Guarantor represents, covenants and agrees to and with Beneficiary that:

(a)            Guarantor (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) is duly qualified, authorized to do business and in good standing in all material respects in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary;

(b)            the execution and delivery of this Guaranty and its performance have been duly authorized by all necessary corporate action on the part of Guarantor;

(c)            this Guaranty has been duly executed and delivered by Guarantor and constitutes legal, valid and binding obligations of Guarantor, enforceable against it in accordance with its terms, subject to the application of bankruptcy and similar laws and of general equitable principles;

(d)            the execution, delivery and performance of this Guaranty will not violate any law or any provision of any security issued by Guarantor or of any agreement, instrument or undertaking to which Guarantor is a party or by which it or any of its property is bound, and does not require any license, consent or approval of any governmental authority;

(e)            except as disclosed in Guarantor’s public filings, no litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to Guarantor’s knowledge (having made reasonable inquiry), threatened by or against Guarantor or any of its subsidiaries or against any of such parties’ properties or revenues which, if adversely determined, would be reasonably likely to have a material adverse effect on the ability on Guarantor to perform its obligations hereunder;

(f)            Guarantor is not a party to, nor has it received, written notice of any pending or, to the knowledge of Guarantor, threatened material action against Guarantor that would prevent, hinder, modify, delay or challenge the execution, delivery or performance by Guarantor of this Guaranty or the validity or enforceability hereof; and

(g)            it has established adequate means of obtaining financial and other information pertaining to the business, operations and condition (financial or otherwise) of Obligors and their respective properties.

13.            Termination; Reinstatement of Guaranty.

(a)            Subject to the provisions of Section 13(b), this Guaranty shall automatically terminate upon the earlier to occur of (A) the full satisfaction of all Obligations of Obligors arising under the Purchase Agreement, (B) the termination of the Purchase Agreement (other than a termination by Beneficiary as a result of a breach, default, or event of default with respect to Obligors); and (C) with respect any claim under this Guaranty, the earlier of the date when Beneficiary’s right to make the corresponding claim under the Purchase Agreement expires under the terms of the Purchase Agreement, or the date a claim may no longer be made hereunder in accordance with Section 1; provided, however, that Guarantor’s liability hereunder shall survive any such termination with respect to any claims made by Beneficiary hereunder prior to such termination.

(b)            Subject to Section 13(a), this Guaranty shall remain in effect notwithstanding any assignment of the Purchase Agreement by Obligors. Upon request by Beneficiary after any such assignment, Guarantor shall acknowledge the continuing effectiveness of this Guaranty notwithstanding such assignment.

14.            No failure on the part of Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to Beneficiary or allowed by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Beneficiary at any time or from time to time.

15.            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT A PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RESULTING FROM, ARISING OUT OF OR RELATING TO THIS GUARANTY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, BE BOUND BY THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.            This Guaranty may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

17.            This Guaranty constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between Guarantor and Beneficiary with respect to the subject matter hereof. Neither this Guaranty nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, except by an instrument in writing signed by the party against which the enforcement of this termination, amendment, supplement, waiver or modification shall be sought.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the date first above written.

NRG ENERGY, INC., a Delaware corporation

By:
Name:
Title:

(Signature page for NRG MIPA Guaranty)

Acknowledged and agreed:

CONSTELLATION ENERGY GENERATION, LLC,
a Pennsylvania limited liability company

By:
Name:
Title:

(Signature page for NRG MIPA Guaranty)